Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AND REORGANIZATION

among:

PONIARD PHARMACEUTICALS, INC.,

a Washington corporation;

FV ACQUISITION CORP.,

a Delaware corporation; and

ALLOZYNE, INC.

a Delaware corporation

Dated as of June 22, 2011

		Page(s)

Section 1.	Description of Transaction	2

1.1	Structure of the Merger	2

1.2	Effects of the Merger	2

1.3	Closing; Effective Time	2

1.4	Certificate of Incorporation and Bylaws; Directors and Officers	2

1.5	Conversion of Shares and Issuance of Warrants	3

1.6	Calculation of Acquiror Net Debt	4

1.7	Calculation of Company Net Cash	5

1.8	Dispute Resolution	6

1.9	Closing of Company’s Transfer Books	7

1.10	Surrender of Certificates	7

1.11	Appraisal Rights	9

1.12	Further Action	9

1.13	Tax Consequences	9

Section 2.	Representations and Warranties of Company	10

2.1	Subsidiaries; Due Organization; Etc.	10

2.2	Certificate of Incorporation; Bylaws; Charters and Codes of Conduct	10

2.3	Capitalization, Etc.	11

2.4	Financial Statements	12

2.5	Absence of Changes	14

2.6	Title to Assets	15

2.7	Real Property; Leasehold	16

2.8	Intellectual Property	16

i

(continued)

		Page(s)

2.9	Agreements, Contracts and Commitments	17

2.10	Liabilities	19

2.11	Compliance; Permits; Restrictions	20

2.12	Tax Matters	21

2.13	Employee and Labor Matters; Benefit Plans	24

2.14	Environmental Matters	26

2.15	Insurance	27

2.16	Affiliates	28

2.17	Legal Proceedings; Orders	28

2.18	Authority; Binding Nature of Agreement	28

2.19	Inapplicability of Anti-takeover Statutes	29

2.20	Vote Required	29

2.21	Non-Contravention; Consents	29

2.22	No Financial Advisor	30

2.23	Disclosure	30

Section 3.	Representations and Warranties of Acquiror and Merger Sub	31

3.1	Subsidiaries; Due Organization; Etc.	31

3.2	Articles of Incorporation; Bylaws; Charters and Codes of Conduct	31

3.3	Capitalization, Etc.	32

3.4	SEC Filings; Financial Statements	34

3.5	Absence of Changes	36

3.6	Title to Assets	38

3.7	Real Property; Leasehold	38

(continued)

		Page(s)

3.8	Intellectual Property	38

3.9	Agreements, Contracts and Commitments	39

3.10	Liabilities	42

3.11	Compliance; Permits; Restrictions	42

3.12	Tax Matters	43

3.13	Employee and Labor Matters; Benefit Plans	46

3.14	Environmental Matters	49

3.15	Insurance	50

3.16	Affiliates	50

3.17	Legal Proceedings; Orders	50

3.18	Authority; Binding Nature of Agreement	51

3.19	Inapplicability of Anti-takeover Statutes	51

3.20	Vote Required	52

3.21	Non-Contravention; Consents	52

3.22	Financial Advisor	53

3.23	Valid Issuance	53

3.24	Disclosure	53

Section 4.	Certain Covenants of the Parties	53

4.1	Access and Investigation	53

4.2	Operation of Acquiror’s Business	54

4.3	Operation of Company’s Business	55

4.4	Negative Obligations	56

4.5	No Solicitation	59

(continued)

		Page(s)

4.6	No Control of Other Party’s Business	60

Section 5.	Additional Agreements of the Parties	61

5.1	Registration Statement; Proxy Statement/Prospectus/Information Statement	61

5.2	Company Stockholder Written Consent	61

5.3	Acquiror Shareholders’ Meeting	62

5.4	Regulatory Approvals	63

5.5	Company Options and Warrants	64

5.6	Employee Benefits	65

5.7	Indemnification of Officers and Directors	66

5.8	Additional Agreements	67

5.9	Disclosure	68

5.10	Listing	69

5.11	Tax Matters	69

5.12	Legends	70

5.13	Cooperation	70

5.14	Termination of Certain Agreements and Rights	70

Section 6.	Conditions Precedent to Obligations of Each Party	71

6.1	Effectiveness of Registration Statement	71

6.2	No Restraints	71

6.3	Stockholder Approval	71

6.4	Listing	71

6.5	No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business	71

(continued)

		Page(s)

Section 7.	Additional Conditions Precedent to Obligations of Acquiror and Merger Sub	72

7.1	Accuracy of Representations	72

7.2	Performance of Covenants	72

7.3	Agreements and Other Documents	72

7.4	Company Cash and Cash Equivalents	72

7.5	No Company Material Adverse Effect	73

Section 8.	Additional Conditions Precedent to Obligation of Company	73

8.1	Accuracy of Representations	73

8.2	Performance of Covenants	73

8.3	Documents	73

8.4	Acquiror Net Debt	73

8.5	Board of Directors	73

8.6	No Acquiror Material Adverse Effect	74

8.7	BCC Nonrecourse Loan	74

Section 9.	Termination	74

9.1	Termination	74

9.2	Effect of Termination	75

9.3	Expenses; Termination Fees	76

Section 10.	Miscellaneous Provisions	76

10.1	Non-Survival of Representations and Warranties	76

10.2	Amendment	77

10.3	Waiver	77

10.4	Entire Agreement; Counterparts; Exchanges by Facsimile	77

v

(continued)

		Page(s)

10.5	Applicable Law; Jurisdiction	77

10.6	Attorneys’ Fees	78

10.7	Assignability	78

10.8	Notices	78

10.9	Cooperation	79

10.10	Severability	79

10.11	Other Remedies; Specific Performance	79

10.12	Construction	80

10.13	Disclosure Schedules	80

Exhibit A	Certain Definitions	A-1

Exhibit B	Form of Company Stockholder Voting and Lock-Up Agreement	B-1

Exhibit C	Form of Acquiror Shareholder Voting and Lock-Up Agreement	C-1

Schedule I		I-1

Schedule II		II-1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of June 22, 2011, by and among PONIARD PHARMACEUTICALS, INC., a Washington corporation (the “Acquiror”); FV ACQUISITION CORP., a Delaware corporation (“Merger Sub”); and ALLOZYNE, INC., a Delaware corporation (“Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Acquiror and the Company intend to effect a merger of the Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, the Merger Sub will cease to exist, and the Company will become a wholly-owned subsidiary of the Acquiror.

B. The Acquiror, the Merger Sub and the Company intend to adopt this Agreement as a plan of reorganization and for the Merger to qualify as reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder.

C. The Board of Directors of the Acquiror (i) has determined that the Merger is fair to, and in the best interests of, the Acquiror and its shareholders, (ii) has approved this Agreement, the Merger, the issuance of shares of Acquiror Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of the Acquiror, and the other Contemplated Transactions, and (iii) has determined to recommend that the shareholders of the Acquiror vote to approve the issuance of shares of Acquiror Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, the change of control of the Acquiror and such other Contemplated Transactions.

D. The Board of Directors of the Merger Sub (i) has determined that the Merger is advisable fair to, and in the best interests of, the Merger Sub and its sole stockholder, (ii) has approved this Agreement, the Merger, and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholder of the Merger Sub.

E. The Board of Directors of the Company (i) has determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other Contemplated Transactions and has deemed this Agreement advisable and (iii) has approved and determined to recommend the approval and adoption of this Agreement and the approval of the Merger to the stockholders of the Company.

F. In order to induce the Acquiror to enter into this Agreement and to cause the Merger to be consummated, certain stockholders of the Company listed on Schedule I hereto, are executing voting agreements and lock-up agreements concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit B (the “Company Stockholder Voting and Lock-up Agreements”).

G. In order to induce the Company to enter into this Agreement and to cause the Merger to be consummated, certain shareholders of the Acquiror listed on Schedule II hereto are executing voting agreements and lock-up agreements concurrently with the execution and delivery of this Agreement in the form substantially attached hereto as Exhibit C (the “Acquiror Shareholder Voting and Lock-up Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 Structure of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), the Merger Sub shall be merged with and into the Company, and the separate existence of the Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly-owned subsidiary of the Acquiror.

1.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 9.1 of this Agreement, and subject to the satisfaction or waiver of the conditions set forth in Sections 6, 7 and 8 of this Agreement, the consummation of the Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, 1191 Second Avenue, 10th Floor, Seattle, Washington, as promptly as practicable (but in no event later than the third Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, and, if at such time any dispute shall be pending pursuant to Section 1.8 regarding the determination of Acquiror Net Debt or Company Net Cash, the third Business Day following the resolution of such dispute as provided in Section 1.8), or at such other time, date and place as the Acquiror and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties hereto shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a Certificate of Merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in a form reasonably acceptable to the Acquiror and the Company. The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b) the Articles of Incorporation of the Acquiror shall be the Articles of Incorporation of the Acquiror immediately prior to the Effective Time, until thereafter amended as provided by the WBCA and such Articles of Incorporation;

(c) the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read identically to the Bylaws of the Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such Bylaws;

(d) the directors and officers of the Acquiror shall be as set forth in Section 5.14; and

(e) the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, shall be the directors and officers of the Acquiror as set forth in Section 5.8(e), after giving effect to the provisions of Section 5.8(e).

1.5 Conversion of Shares and Issuance of Warrants.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of the Acquiror, the Merger Sub, the Company or any stockholder of the Company or shareholder of the Acquiror:

(i) any shares of Company Common Stock or Company Preferred Stock held as treasury stock or held or owned by the Company or the Merger Sub immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 1.5(c), each share of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time (excluding shares to be canceled pursuant to Section 1.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Acquiror Common Stock in accordance with the Exchange Ratio.

(b) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or the risk of forfeiture or under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Acquiror Common Stock issued in exchange for such shares of Company Common Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and the certificates representing such shares of Acquiror Common Stock shall accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Acquiror is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Acquiror Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of

Acquiror Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.9), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing sales price of a share of Acquiror Common Stock on the Nasdaq Capital Market (or such other NASDAQ market on which Acquiror Common Stock then trades) on the date the Merger becomes effective.

(d) All Company Options outstanding immediately prior to the Effective Time under the Company Stock Option Plan and all Company Warrants outstanding immediately prior to the Effective Time shall be exchanged for options to purchase Acquiror Common Stock or warrants to purchase Acquiror Common Stock, as applicable, in accordance with Section 5.5.

(e) Each share of Common Stock, $0.001 par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each stock certificate of the Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of Common Stock of the Surviving Corporation.

(f) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Capital Stock or Acquiror Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to provide the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

1.6 Calculation of Acquiror Net Debt.

(a) For the purposes of this Agreement, the “Determination Date” shall be the date that is five (5) calendar days prior to the anticipated date for Closing, as agreed upon by the Acquiror and the Company at least twenty (20) calendar days prior to the Acquiror Shareholders Meeting (the “Anticipated Closing Date”).

(b) Not less than fifteen (15) calendar days prior to the Determination Date, the Acquiror shall deliver to the Company the Acquiror Estimated Net Debt Schedule setting forth, in reasonable detail, the Acquiror’s calculation of Acquiror Net Debt (using an estimate of the Acquiror’s cash and cash equivalents and each item included in Acquiror Liabilities, in each case as of such date and determined in accordance with GAAP and, to the extent consistent with GAAP, consistent with the manner in which such items were determined for the Acquiror’s most recent SEC filings) (the “Acquiror Net Debt Calculation”). Within two (2) Business Days following the Determination Date, the Acquiror shall deliver to the Company the Acquiror Net Debt Certificate as of such Determination Date, prepared by the Acquiror and executed by Acquiror’s chief executive officer. The Acquiror shall make the work papers and back-up materials used in preparing the Acquiror Estimated Net Debt Schedule and the Acquiror Net Debt Certificate, and the personnel of Acquiror that participated in preparing the Acquiror Estimated Net Debt Schedule and the Acquiror Net Debt Certificate, available to the Company and, if requested by the Company, its accountants and counsel at reasonable times and upon reasonable notice.

(c) Within three (3) calendar days after the Acquiror delivers either (or each) of the Acquiror Estimated Net Debt Schedule or the Acquiror Net Debt Certificate (an “Acquiror Response Date”), the Company shall have the right to dispute any part of the Acquiror Estimated Net Debt Schedule or the Acquiror Net Debt Certificate by delivering a written notice to that effect to the Acquiror (a “Company Dispute Notice”).

(d) If on or prior to any Acquiror Response Date, (i) the Company notifies the Acquiror in writing that it has no objections to the Acquiror Estimated Net Debt Schedule or the Acquiror Net Debt Certificate, as applicable, or (ii) the Company fails to deliver a Company Dispute Notice as provided in Section 1.6(c), then the Acquiror Net Debt Calculation as set forth in the Acquiror Net Debt Certificate shall be deemed to have been finally determined for purposes of this Agreement and to represent the Acquiror Net Debt at the Determination Date for purposes of this Agreement, and the Acquiror shall not be required to determine the Acquiror Net Debt again provided that the Closing Date occurs no later than 15 calendar days after the Anticipated Closing Date.

1.7 Calculation of Company Net Cash.

(a) Not less than fifteen (15) calendar days prior to the Determination Date, the Company shall deliver to the Acquiror the Company Estimated Net Cash Schedule setting forth, in reasonable detail, the Company’s calculation of Company Net Cash (using an estimate of the Company’s cash and cash equivalents and each item included in Company Indebtedness, in each case as of such date and determined in accordance with GAAP and, to the extent consistent with GAAP, consistent with the manner in which such items were determined for purposes of the Company Financials) (the “Company Net Cash Calculation”). Within two (2) Business Days following the Determination Date, the Company shall deliver to the Acquiror the Company Net Cash Certificate as of such Determination Date prepared by the Company and executed by the Company’s chief executive officer. The Company shall make the work papers and back-up materials used in preparing the Company Estimated Net Cash Schedule and the Company Net Cash Certificate, and the personnel of the Company that participated in preparing the Company Estimated Net Cash Schedule and the Company Net Cash Certificate, available to the Acquiror and, if requested by the Acquiror, its accountants and counsel at reasonable times and upon reasonable notice.

(b) Within three (3) calendar days after the Company delivers either (or each) of the Company Estimated Net Cash Schedule or the Company Net Cash Certificate (a “Company Response Date”, the Company Response Dates and the Acquiror Response Dates being referred to collectively as a “Response Date”), the Acquiror shall have the right to dispute any part of the Company Estimated Net Cash Schedule or the Company Net Cash Certificate by delivering a written notice to that effect to the Company (an “Acquiror Dispute Notice”, the Company Dispute Notice and the Acquiror Dispute Notice being referred to collectively as a “Dispute Notice”).

(c) If on or prior to any Company Response Date, (i) the Acquiror notifies the Company in writing that it has no objections to the Company Estimated Net Cash Schedule or the Company Net Cash Certificate, as applicable, or (ii) the Acquiror fails to deliver an Acquiror Dispute Notice as provided in Section 1.7(b), then the Company Net Cash Calculation as set forth in the Company Net Cash Certificate shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Determination Date for purposes of this Agreement, and the Company shall not be required to determine the Company Net Cash again provided that the Closing Date occurs no later than 15 calendar days after the Anticipated Closing Date.

1.8 Dispute Resolution.

(a) If either Party delivers a Dispute Notice on or prior to the applicable Response Date, then Representatives of the Acquiror and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the Acquiror Net Debt or the Company Net Cash, as applicable, which agreed upon amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Acquiror Net Debt or the Company Net Cash, as applicable, at the Determination Date for purposes of this Agreement.

(b) If Representatives of the Acquiror and the Company are unable to negotiate an agreed-upon determination of the Acquiror Net Debt or the Company Net Cash, as applicable, at a Determination Date pursuant to Section 1.8(a) within three (3) calendar days after delivery of the applicable Dispute Notice (or such other period as the Acquiror and the Company may mutually agree upon), then Ernst & Young LLP or, if Ernst & Young LLP is not able to so act without compromising its status as an independent auditor of the Acquiror, PricewaterhouseCoopers LLP or such other independent auditor of recognized national standing as may be agreed by the Acquiror and the Company (the “Reviewing Accounting Firm”) shall be engaged to resolve any remaining disagreements as to the Acquiror Net Debt Calculation or the Company Net Cash Calculation, as applicable. The relevant Party shall promptly deliver to the Reviewing Accounting Firm the work papers and back-up materials used in preparing the Acquiror Estimated Net Debt Schedule, the Acquiror Net Debt Certificate, the Company Estimated Net Cash Schedule or the Company Net Cash Certificate, as applicable, and the Acquiror and the Company shall use their best efforts to cause the Reviewing Accounting Firm to make its determination within ten (10) calendar days of accepting its selection. The Company and the Acquiror shall be afforded the opportunity to present to the Reviewing Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Reviewing Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and the Acquiror. The determination of the Reviewing Accounting Firm shall be limited to the disagreements submitted to the Reviewing Accounting Firm. The determination of the amount of the Acquiror Net Debt or the Company Net Cash, as applicable, made by the Reviewing Accounting Firm shall be in writing delivered to Acquiror and the Company, shall be final and binding on the Company and the Acquiror and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Acquiror Net Debt or the Company Net Cash, as applicable, at the Determination Date for purposes of this Agreement. The fees and expenses of the Reviewing Accounting Firm shall be allocated between the Acquiror and the Company in the same proportion that the disputed amount of the Acquiror Net Debt or the Company Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Reviewing Accounting Firm) bears to the total disputed amount of the Acquiror Net Debt or the Company Net Cash amount, respectively. If this Section 1.8(b) applies as to the determination of the Acquiror Net Debt or the Company Net Cash at the Determination Date, upon resolution of the matter in accordance with this Section 1.8(b), the Parties shall not be required to determine the Acquiror Net Debt or the Company Net Cash, respectively, again even though the Closing Date may occur later than the Anticipated Closing Date.

1.9 Closing of Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock and Company Preferred Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.10) or to the Surviving Corporation, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Sections 1.5 and 1.10.

1.10 Surrender of Certificates.

(a) On or prior to the Closing Date, the Acquiror and the Company shall agree upon and select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, the Acquiror shall deposit with the Exchange Agent: (i) certificates representing the shares of Acquiror Common Stock issuable pursuant to Section 1.5(a) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c). The shares of Acquiror Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) At or before the Effective Time, the Company will deliver to the Acquiror a true, complete and accurate listing of all record holders of Company Stock Certificates at the Effective Time, including the number and class of shares of the Company’s capital stock held by such record holder and the number of shares of Acquiror Common Stock such holder is entitled to receive pursuant to Section 1.5. Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time: (i) a letter of transmittal in customary form and containing such provisions as the Acquiror may reasonably specify (including a provision confirming that delivery of the Company Stock Certificates shall be effected, and risk of loss and title to the Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of the

Company Stock Certificates in exchange for certificates representing Acquiror Common Stock. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or the Acquiror: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Acquiror Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a) (and cash in lieu of any fractional share of Acquiror Common Stock); and (B) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.10(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Acquiror Common Stock (and cash in lieu of any fractional share of Acquiror Common Stock). If any Company Stock Certificate shall have been lost, stolen or destroyed, the Acquiror may, in its discretion and as a condition precedent to the delivery of any shares of Acquiror Common Stock and in the case of Company Certificates representing Company Preferred Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying the Acquiror against any claim suffered by the Acquiror related to the lost, stolen or destroyed Company Stock Certificate or any Acquiror Common Stock issued in exchange therefor as the Acquiror may reasonably request.

(c) No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Acquiror Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.10 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to the Acquiror upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.10 shall thereafter look only to the Acquiror for satisfaction of their claims for Acquiror Common Stock, cash in lieu of fractional shares of Acquiror Common Stock and any dividends or distributions with respect to shares of Acquiror Common Stock.

(e) Each of the Exchange Agent, the Acquiror and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Legal Requirement and shall be entitled to request any reasonably appropriate Tax forms, including Form W-9 (or the appropriate Form W-8, as applicable) from any recipient of payments hereunder. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No party to this Agreement shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Acquiror Common Stock (or dividends or distributions with respect thereto) or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

1.11 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the per share amount of the merger consideration described in Section 1.5 attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the per share amount of the merger consideration attributable to such Dissenting Shares upon their surrender in the manner provided in Section 1.5.

(b) The Company shall give the Acquiror prompt written notice of any demands by dissenting stockholders received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands.

1.12 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation or the Acquiror to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation or the Acquiror shall be fully authorized, and shall use their commercially reasonable efforts (in the name of the Company, in the name of the Merger Sub and otherwise) to take such action.

1.13 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. The parties to this Agreement adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

Section 2. REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company represents and warrants to the Acquiror and the Merger Sub as follows, except as set forth in the written disclosure schedule delivered by the Company to the Acquiror (the “Company Disclosure Letter”).

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any other Entity. The Company has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) The Company is duly qualified and licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(d) The Company has made available to the Acquiror true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of stockholders, the Company Board of Directors and each committee of the Board of Directors since January 1, 2008.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has made available to the Acquiror accurate and complete copies of the certificate of incorporation and bylaws, each as amended to date, of the Company. Such certificate of incorporation and bylaws are in full force and effect. The Company is not in violation of any provision of its certificate of incorporation or bylaws. Schedule 2.2 of the Company Disclosure Letter lists, and the Company has made available to the Acquiror, accurate and complete copies of: (a) the charters of all committees of the Board of Directors of the Company; (b) any code of conduct or similar policy adopted by the Company or by the Board of Directors, or any committee of the Board of Directors, of the Company, each as in effect on the date hereof, and (c) any Contracts relating to the nomination or election of Company directors (collectively, the “Company Board Charters and Policies”). The Company has not taken any action in breach or violation of any of the provisions of the Company Board Charters and Policies nor is in breach or violation of any of the provisions of the Company Board Charters and Policies, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of (i) 65,825,000 shares of Company Common Stock, par value $0.001 per share, of which 3,012,860 shares have been issued and are outstanding as of the date of this Agreement, (ii) 6,801,499 shares of Series A Preferred Stock, par value $0.001 per share of which 6,492,999 shares have been issued and are outstanding as of the date hereof; (iii) 18,200,000 shares of Series B-1 Preferred Stock, par value $0.001 per share of which 18,000,000 shares have been issued and are outstanding as of the date hereof; and (iv) 20,200,000 shares of Series B-2 Preferred Stock, par value $0.001 per share of which 12,016,168 shares have been issued and are outstanding as of the date hereof. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock and Company Preferred Stock are, and any additional shares of Company Common Stock and Company Preferred Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights, rights of first refusal, rights of participation, co-sale rights, rights of maintenance or any similar rights, and have been or will be issued in compliance in all respects with all applicable federal and state securities laws and the Company’s certificate of incorporation and bylaws. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock or Company Preferred Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock, Company Preferred Stock or other securities except for a right of repurchase associated with currently outstanding shares of restricted Company Common Stock granted to service providers. As of the date hereof, each share of Company Preferred Stock is convertible into one share of Company Common Stock.

(b) Except for the Company’s 2005 Stock Option Plan (the “Company Stock Option Plan”), the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. The Company Stock Option Plan has been duly authorized, approved and adopted by the Company’s Board of Directors and stockholders. As of the date of this Agreement, the Company has reserved 7,237,028 shares of Company Common Stock for issuance under the Company Stock Option Plan, of which 125,866 shares have been issued and 5,647,486 shares are subject to issuance pursuant to Company Options granted and outstanding under the Company Stock Option Plan and 1,463,676 shares of Company Common Stock remain available for future issuance pursuant to equity awards not yet granted under the Company Stock Option Plan. As of the date hereof, 3,711,588 shares of Company Common Stock are reserved for future issuance pursuant to outstanding warrants to purchase Company Common Stock, 300,000 shares of Company Series A Preferred Stock are reserved for future issuance pursuant to warrants to purchase Company Series A Preferred Stock and 200,000 shares of Company Series B-1 Preferred Stock are reserved for future issuance pursuant to warrants to purchase Company Series B-1 Preferred Stock (collectively, the “Company Warrants”). All outstanding Company Options and Company Warrants have been granted, issued and delivered (i) in compliance with all applicable federal and state securities laws and (ii) in material compliance with all other applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares of Company Common Stock subject to issuance pursuant to the Company Options and the Company Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and offered, issued and delivered in compliance with all applicable federal and state securities laws and regulations and the certificate of incorporation and bylaws of the Company. Schedule 2.3(b) of the Company Disclosure Letter sets forth a spreadsheet accurately listing, as of the date hereof, all holders of outstanding Company Options and Company Warrants, the number of Company Options and Warrants held by each holder, the grant or award date, vesting schedule and expiration date of each such Company Option and Company Warrant, the exercise prices of such Company Options and Company Warrants, and whether the Company Options are non-statutory options or incentive stock options as defined in Section 422 of the Code. The Company has made available to the Acquiror accurate and complete copies of the forms of all outstanding Company Warrants, the Company Stock Option Plan, forms of all Company Options granted and currently outstanding thereunder, copies of resolutions of the Board of Directors approving the grants of all outstanding Company Options and Company Warrants and copies of stockholder resolutions approving the Company Stock Option Plan. No Company Options have been granted in violation of the requirements of Section 409A of the Code. No vesting of outstanding Company Options will accelerate in connection with the closing of the Contemplated Transactions.

(c) Except for the outstanding Company Options, Company Warrants or as set forth on Schedule 2.3(c) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company except for rights of first refusal and rights of repurchase associated with outstanding shares of restricted Company Common Stock granted to service providers; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, pay any dividend or make any other distribution in respect thereof, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; or (iv) condition or circumstance that could reasonably be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

2.4 Financial Statements.

(a) Schedule 2.4(a) of the Company Disclosure Letter includes true and complete copies of (i) the Company’s audited balance sheet as of December 31, 2009 and December 31, 2010, and the related audited statements of operations, convertible preferred stock and stockholders’ deficit and cash flows of the Company for the periods covered therein, together with all related notes and schedules thereto, accompanies by the reports thereon of the Company’s independent auditors (collectively, the “Company Audited Financial Statements”), (ii) the unaudited balance sheet of the Company as of March 31, 2011 and the related statement of operations, statement of stockholders’ equity and statement of cash flows for the three months and quarter then ended, together with all related notes and schedule thereto, (iii) the unaudited balance sheet of the Company as of April 30, 2011 and the related statement of operations for the month then ended, and (iv) the unaudited balance sheet of the Company as of May 31, 2011 and the related statement of operations, statement of stockholders’ equity and statement of cash flows for the month then ended (collectively, the financial statements delivered pursuant to clauses (ii), (iii) and (iv), the “Company Interim Financial Statements”, and with the Company Audited Financial Statements, the “Company Financials”). The Company Financials (i) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such Company Financials and that unaudited financial statements may not have notes thereto and other presentation items that may be required by GAAP) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present the financial condition and operating results of the Company at the respective dates thereof and for the periods indicated, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that are not reasonably expected to be material in amount.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Schedule 2.4(c) of the Company Disclosure Letter lists, and the Company has made available to the Acquiror accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company since December 31, 2007.

(d) Since January 1, 2008, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Board of Directors of the Company or any committee thereof. Since January 1, 2008, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

2.5 Absence of Changes.

(a) Except as set forth on Schedule 2.5(a) of the Company Disclosure Letter and except as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, since December 31, 2010, there has not been any Company Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth on Schedule 2.5(b) of the Company Disclosure Letter and except as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, from January 1, 2011, through the date hereof:

(i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Company (whether or not covered by insurance);

(ii) the Company has not: (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for repurchases of restricted Company Common Stock purchased by or granted to Company service providers);

(iii) the Company has not sold, issued or granted, or authorized the issuance of: (A) any capital stock or other security (except for Company Common Stock issued upon the valid exercise or vesting of outstanding Company Options and Company Warrants); (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options and Company Warrants identified in Schedule 2.3(b) of the Company Disclosure Letter); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as set forth in clauses (A) and (B) of this subparagraph (iii));

(iv) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of the Company, and the Company has not effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) the Company has not amended or waived any of its rights under, or exercised its discretion to, permit the acceleration of vesting under any provision of: (A) the Company Stock Option Plan; (B) any Company Option or any Contract evidencing or relating to any Company Option; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(vi) the Company has not formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(vii) the Company has not: (A) lent money to any Person; (B) incurred or guaranteed any indebtedness for borrowed money; (C) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (D) guaranteed any debt securities of others; or (E) made any capital expenditure or commitment in excess of $100,000 other than in the Ordinary Course of Business;

(viii) the Company has not changed any of its accounting methods, principles or practices other than as required by GAAP or by a Governmental Body;

(ix) the Company has not, other than in the Ordinary Course of Business: (A) adopted, established or entered into any Company Employee Plan; (B) caused or permitted any Company Employee Plan to be amended other than as required by law; or (C) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(x) the Company has not made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) the Company has not commenced or settled any Legal Proceeding;

(xii) the Company has not entered into any material transaction outside the Ordinary Course of Business;

(xiii) the Company has not acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Permitted Encumbrances or dispositions of immaterial assets in the Ordinary Course of Business consistent with past practices;

(xiv) there has been no entry into, amendment or termination of any Company Material Contract; and

(xv) the Company has not negotiated, agreed or committed to take any of the actions referred to in subparagraphs (iii) through (xiv) above (other than negotiations between the Parties to enter into this Agreement).

2.6 Title to Assets. The Company owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) Permitted Encumbrances and (ii) liens described in Schedule 2.6 of the Company Disclosure Letter. The tangible personal property and the assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are operated in accordance with all Company Permits.

2.7 Real Property; Leasehold. The Company does not own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Schedule 2.7 of the Company Disclosure Letter which are in full force and effect and with no existing default thereunder.

2.8 Intellectual Property.

(a) To the Knowledge of the Company, the Company owns or has the valid right or license to all Intellectual Property (i) to the extent such Intellectual Property is used in, necessary to, or would be infringed by the conduct of the Company Business and (ii) to the extent that such Intellectual Property would be necessary to or would be infringed by the commercial manufacture, use, sale, or import of any of the Company’s Clinical Products, as contemplated by the Company to be conducted following the Company’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale or import.

(b) Schedule 2.8(b) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property.

(c) To the Knowledge of the Company, each item of Company Registered Intellectual Property (or in the case of applications, applied for) is valid. All registration, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the Company Registered Intellectual Property and recording the Company’s ownership interests therein.

(d) To the Knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right.

(e) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right.

(f) To the Knowledge of the Company, the Company is not infringing, misappropriating or violating and has not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, to the Knowledge of the Company: (i) the operation of the Company Business, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company product and the Company’s use of any product, device or process used in the Company Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Right of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction; and (ii) the commercial manufacture, use, sale, or import of any of the Company’s Clinical Products, as contemplated by the Company to be conducted following the Company’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale, or import, will not infringe, misappropriate, or violate the Intellectual Property Right of any third party.

(g) The Company has secured from all consultants and employees who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Intellectual Property for the Company (each, a “Company Author”) unencumbered and unrestricted exclusive ownership of all of each such Company Author’s Intellectual Property in such contribution and has obtained a waiver from each such Company Author of any non-assignable rights.

(h) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all trade secret information of the Company or provided by any third party to the Company (“Company Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Company Confidential Information have executed and delivered to the Company a written agreement regarding the protection of such Company Confidential Information.

2.9 Agreements, Contracts and Commitments. Schedule 2.9 of the Company Disclosure Letter identifies, except for the Company Contracts set forth in Schedule 2.13 of the Company Disclosure Letter and except for this Agreement and other agreements, contracts or commitments relating to the Contemplated Transactions:

(a) each Company Contract relating to any deferred compensation, pension, profit-sharing or retirement plans;

(b) each Company Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by the Company on ninety (90) days notice without liability;

(c) each Company Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Company and any of its respective officers or directors;

(e) each Company Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property to the extent that such Intellectual Property (i) is used in, necessary to, or would be infringed by the conduct of the Company Business and (ii) would be necessary to or would be infringed by the commercial manufacture, use, sale, or import of any of the Company’s Clinical Products, as contemplated by the Company to be conducted following the Company’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale or import, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(f) each Company Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) each Company Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(i) each Company Contract relating to product supply, manufacturing, distribution or development, or the license of Intellectual Property used in the Company Business, to or from the Company (except for (i) standard biological material transfer agreements, (ii) standard licenses purchased by the Company for generally available commercial software, and (iii) Contracts in which the aggregate payments either to or by the Company are not in excess of $100,000);

(j) each Company Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions; or

(k) any other agreement, contract or commitment (i) which involves payment or receipt by the Company under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of the Company.

The Company has made available to the Acquiror accurate and complete (except for applicable redactions thereto) copies of all material written Company Contracts, including all amendments thereto. Except as set forth on Schedule 2.9.1 of the Company Disclosure Letter, there are no material Company Contracts that are not in written form. Except as set forth on Schedule 2.9.2 of the Company Disclosure Letter, the Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract (as defined below), breached, violated or defaulted under (and no event has occurred which with the passage of time or the giving of notice would result in such breach, violation or default under), or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (o) above (any such agreement, contract or commitment, a “Company Material Contract”) in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding on, and enforceable against, the Acquiror, and to the Acquiror’s Knowledge, each other party thereto, and is in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Schedule 2.9.3 of the Company Disclosure Letter, the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Company (including as the Surviving Corporation) or the Acquiror to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to renegotiate, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract. Schedule 2.9.4 of the Company Disclosure Letter identifies and provides a brief description of each proposed Contract as to which any written bid, offer, award, proposal, term sheet or similar written document has been submitted or received by the Company (other than term sheets and proposals provided by the Company or to the Company by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by the Company would be a Company Material Contract.

2.10 Liabilities. As of the date hereof, the Company has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the financial statements in accordance with GAAP) (each a “Liability”), individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Company Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Company since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Company under the Company Contracts; and (d) Liabilities described in Schedule 2.10 of the Company Disclosure Letter.

2.11 Compliance; Permits; Restrictions.

(a) Except as set forth in Schedule 2.11(a) of the Company Disclosure Letter, the Company is, and since January 1, 2008 has complied in all material respects with, is not in material violation of, and has not received any written notices of alleged or actual material violation with respect to, all applicable Legal Requirements. No investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Company, threatened against the Company, nor has any Governmental Body indicated to the Company an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of the Company Business (ii) could reasonably be expected to have a material adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) could reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Merger or any of the other Contemplated Transactions.

(b) The Company holds all required Governmental Authorizations which are material to the operation of the Company Business (collectively, the “Company Permits”). Schedule 2.11(b) of the Company Disclosure Letter identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, materially limit, suspend, or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), Food and Drug Administration (“FDA”) regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by the FDA or other comparable Governmental Body responsible for regulation of the development, clinical testing, manufacturing, sale, marketing, distribution and importation or exportation of drug products (“Drug Regulatory Agency”).

(d) The Company holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the Company Business, and, as applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates, including AZ01, AZ17 and AZ21 (the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Company is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency since January 1, 2008 regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. Except for the information and files identified in Schedule 2.11(d) of the Company Disclosure Letter, the Company has made available to the Acquiror true and complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2008, the Company has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Company, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Company.

(f) The Company is not the subject of any pending, or to the Knowledge of the Company, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Company, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company or any of its officers, employees or agents.

2.12 Tax Matters.

(a) Except as set forth in Schedule 2.12(a) of the Company Disclosure Letter, the Company has timely filed all federal income Tax Returns and other material Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Legal Requirements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than any automatic extensions of time granted under federal or state law. No written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Company have been reserved for on the Company Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Company Unaudited Interim Balance Sheet, the Company has not incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Company has timely (i) withheld and paid all material Taxes required to have been withheld and paid under applicable Legal Requirements, including withholdings in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and (ii) complied in all material respects with all information reporting and backup withholding provisions of applicable Legal Requirements.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Company’s Unaudited Interim Balance Sheet) upon any of the assets of the Company.

(e) No deficiencies for Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Body in writing, which deficiencies have not been paid or are not being contested in good faith in appropriate proceedings. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company. No issues relating to Taxes of the Company were raised by the relevant Tax authority in any completed audit or examination that could reasonably be expected to result in a material amount of Taxes in a later taxable period. The Company has made available to the Acquiror complete and accurate copies of all federal income Tax and all other material Tax Returns of the Company (and predecessors thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company (and predecessors thereof), with respect to federal income Tax and all other material Taxes since January 1, 2008. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting the Company as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered to the Acquiror, are set forth on Schedule 2.12(f) of the Company Disclosure Letter. The Company (i) has not agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has not made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has not acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has not elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A) (ii) of the Code.

(h) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) The Company has never been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. The Company has no Liability for the Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) The Company is not a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of the Company, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) The Company has not consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(n) Except as set forth in Schedule 2.12(n) of the Company Disclosure Letter, none of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Company currently is limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(o) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized.

(p) The Company has not received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(q) The Company has not taken any action not expressly required or permitted by this Agreement, nor does the Company have Knowledge of any fact not described in this Agreement, that could reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of the Company employees is terminable by the Company at will (or otherwise in accordance with general principles of wrongful termination law). The Company has made available to the Acquiror accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates to the extent currently effective and material.

(b) To the Knowledge of the Company, no officer or Key Employee of the Company intends to terminate his or her employment with the Company, nor, to the Knowledge of the Company, has any such officer or Key Employee threatened or expressed in writing any intention to do so.

(c) The Company is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employees of the Company.

(d) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Company.

(e) The Company neither is nor has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints. Schedule 2.13(e) of the Company Disclosure Letter lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any Company Associate or which is maintained by, administered or contributed to by, or required to be contributed to by, the Company or any Company Affiliate, or under which the Company or any Company Affiliate has any current or may incur liability after the date hereof (each, a “Company Employee Plan”).

(f) With respect to Company Options granted pursuant to the Company Stock Option Plan, (i) each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code, to the Knowledge of the Company, so qualifies, (ii) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof or a duly authorized officer of the Company) and any required stockholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Company Option grant was made in accordance with the terms of the Company Stock Option Plan and all other applicable laws and regulatory rules or requirements and (iv) the per share exercise price of each Company Option was no less than the fair market value of a share of Company Common Stock on the applicable Grant Date.

(g) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of the Company, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(h) Each Company Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) The Company has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Company has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Company Employee Plan subject to ERISA and has not been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Company Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Company nor any Company Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Company Employee Plan is a Multiemployer Plan, and neither the Company nor any Company Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Company Employee Plan is a Multiple Employer Plan.

(k) No Company Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under a Company Employee Plan qualified under Section 401(a) of the Code.

(l) The Company is not a party to any Contract that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of the Company, no payment pursuant to any Company Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Company, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(n) The Company has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, and HIPPA.

(o) The Company is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Company as of the date hereof, threatened or reasonably anticipated against the Company, relating to any Company employee, employment agreement or Company Employee Plan. The Company is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. To the Knowledge of the Company, the Company has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Since January 1, 2008, the Company has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

2.14 Environmental Matters. Except as set forth in Schedule 2.14 of the Company Disclosure Letter, the Company is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Company of all material permits and other Governmental Authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. The Company has not received since January 1, 2008 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the Knowledge of the Company: (a) no current or prior owner of any property leased or controlled by the Company has received since January 1, 2008 any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (b) it has no material liability under any Environmental Law.

2.15 Insurance.

(a) The Company has all material policies of insurance covering the Company and its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Company reasonably believes is adequate for the operation of its business. The Company has made available to the Acquiror accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2008, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Company. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company is accurate and complete in all material respects. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so. The consummation of the Contemplated Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

(b) The Company has made available to the Acquiror accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing Company D&O Policies”). Schedule 2.15(b) of the Company Disclosure Letter accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing Acquiror D&O Policies.

2.16 Affiliates. Schedule 2.16 of the Company Disclosure Letter identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 144 under the Securities Act) of the Company as of the date of this Agreement. Except as set forth in Schedule 2.16 of the Company Disclosure Letter and except as may arise in connection with the Contemplated Transactions, since January 1, 2008, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form S-4 Registration Statement.

2.17 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 2.17 of the Company Disclosure Letter, there is no pending Legal Proceeding, and (to the Knowledge of the Company) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company, any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Company, except as set forth in Schedule 2.17 of the Company Disclosure Letter, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Schedule 2.17 of the Company Disclosure Letter, the Company has provided the Acquiror or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Company has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Company, or any of the material assets owned or used by the Company, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company Business or to any material assets owned or used by the Company.

2.18 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The Board of Directors of the Company (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock and directed that this Agreement and the Merger be submitted for consideration by the Company’s stockholders in connection with the solicitation of the Required Company Stockholder Vote. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the Acquiror, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Company Stockholder Voting and Lock-up Agreements, the Board of Directors of the Company approved the Company Stockholder Voting and Lock-up Agreements and the Contemplated Transactions.

2.19 Inapplicability of Anti-takeover Statutes. The Board of Directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Company Stockholder Voting and Lock-up Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Company Stockholder Voting and Lock-up Agreements or any of the other Contemplated Transactions.

2.20 Vote Required. The affirmative vote (the “Company Stockholder Approval”) of the holders of (a) a majority of the shares of Company Common Stock, (b) a majority of the shares of Company Common Stock and Company Preferred Stock and (c) a three-fourths majority of the outstanding Company Preferred Stock, voting together as a single class, each outstanding on the applicable record date (the “Required Company Stockholder Vote”), is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt or approve this Agreement and approve the Merger and the matters set forth in Section 5.2(a).

2.21 Non-Contravention; Consents. Subject to obtaining (i) any Consent set forth in Schedule 2.21 of the Company Disclosure Letter under any Company Contract, (ii) the Required Company Stockholder Vote for the applicable Contemplated Transactions, (iii) the filing of the Certificate of Merger required by the DGCL and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of the Company;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract; except, in the case of any Company Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Company Contracts, any breach, default, penalty or modification that would not result in a Company Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company); or

(f) result in, or increase the likelihood of, the transfer of any material asset of the Company to any Person.

Except (i) for any Consent set forth on Schedule 2.21 of the Company Disclosure Letter under any Company Contract, (ii) the approval of this Agreement and the Contemplated Transactions by the Company’s stockholders, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.22 No Financial Advisor. Except as set forth on Schedule 2.22 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

2.23 Disclosure. The information supplied by the Company for inclusion in the Proxy Statement/Prospectus/Information Statement (including any Company Financials) will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 3. REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

The Acquiror and the Merger Sub represent and warrant to the Company as follows, except as set forth in the written disclosure schedule delivered by the Acquiror to the Company (the “Acquiror Disclosure Letter”):

3.1 Subsidiaries; Due Organization; Etc.

(a) The Acquiror has no Subsidiaries, except for the Merger Sub and NeoRX Manufacturing Group, Inc. (together, the “Acquiror Subs”); and the Acquiror does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Acquiror Subs. The Acquiror has not agreed nor is obligated to make, nor is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Acquiror has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) The Acquiror and each Acquiror Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. NeoRX Manufacturing Group, Inc. is an inactive corporation which does not currently conduct any business activities.

(c) The Acquiror and each Acquiror Sub is duly qualified and licensed to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Acquiror Material Adverse Effect.

(d) The Acquiror has made available to the Company true and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, a brief summary of the meeting) of all meetings of shareholders, the Acquiror Board of Directors and each committee of the Board of Directors since January 1, 2008.

3.2 Articles of Incorporation; Bylaws; Charters and Codes of Conduct. The Acquiror has made available to the Company accurate and complete copies of the articles of incorporation and bylaws, each as amended to date, of the Acquiror. Such articles of incorporation and bylaws are in full force and effect. Neither the Acquiror nor any Acquiror Sub is in violation of any provision of its certificate of incorporation or articles of incorporation, as applicable, or bylaws. Schedule 3.2 of the Acquiror Disclosure Letter lists, and the Acquiror has made available to the Company, accurate and complete copies of: (a) the charters of all committees of the Board of Directors of the Acquiror; (b) any code of conduct or similar policy adopted by the Acquiror or by the Board of Directors, or any committee of the Board of Directors, of the Acquiror, each as in effect on the date hereof , and (c) any Contracts relating to the nomination or election of Acquiror directors (collectively, the “Acquiror Board Charters and Policies”). The Acquiror has not taken any action in breach or violation of any of the provisions of the Acquiror Board Charters and Policies nor is in breach or violation of any of the provisions of the Acquiror Board Charters and Policies, except as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Acquiror consists of (i) 200,000,000 shares of Acquiror Common Stock, par value $0.02 per share, of which 59,859,271 shares have been issued and are outstanding as of the date of this Agreement, and (ii) 2,998,425 shares of Preferred Stock, of which 1,120,000 shares have been designated $2.4375 Convertible Exchangeable Preferred Stock, Series 1, $0.02 par value (the “Acquiror Preferred Stock”). As of the date hereof, 78,768 shares of Acquiror Preferred Stock have been issued and are outstanding. The Acquiror does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Acquiror Common Stock and Acquiror Preferred Stock are, and any additional shares of Acquiror Common Stock and Acquiror Preferred Stock issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights, rights of first refusal, rights of participation, co-sale rights, rights of maintenance or any similar rights, and have been or will be issued in compliance in all respects with all applicable federal and state securities laws and the Acquiror’s articles of incorporation and bylaws. Except as contemplated herein, there is no Acquiror Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Acquiror Common Stock or Acquiror Preferred Stock. The Acquiror is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Acquiror Common Stock, Acquiror Preferred Stock or other securities except for a right of repurchase associated with currently outstanding shares of restricted Acquiror Common Stock granted to service providers. As of the date hereof, each share of Acquiror Preferred Stock is convertible into 0.19 share of Acquiror Common Stock.

(b) Except for the Acquiror’s Amended and Restated 2004 Incentive Compensation Plan (the “Acquiror Stock Plan”), the Acquiror does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person. The Acquiror Stock Plan has been duly authorized, approved and adopted by the Acquiror’s Board of Directors and shareholders. As of the date of this Agreement, the Acquiror has reserved 13,365,554 shares of Acquiror Common Stock for issuance under the Acquiror Stock Plan, of which 3,993,271 shares have been issued or canceled, 4,794,908 shares are subject to issuance pursuant to Acquiror Options granted and outstanding under the Acquiror Stock Plan, 3,424,641 shares are subject to issuance pursuant to Acquiror RSUs granted and outstanding under the Acquiror Stock Plan and 1,145,234 shares of Acquiror Common Stock remain available for future issuance pursuant to equity awards not yet granted under the Acquiror Stock Plan. As of the date hereof, the Acquiror also has 87,898 shares of Acquiror Common Stock reserved for issuance pursuant to Acquiror Options granted and outstanding under the Acquiror’s Restated 1994 Stock Option Plan, which was terminated on February 17, 2004 (the “Acquiror Terminated Option Plan”). As of the date hereof, 197,169 shares of Acquiror Common Stock are reserved for future issuance pursuant to outstanding warrants to purchase Acquiror Common Stock (collectively, the “Acquiror Warrants”). All outstanding Acquiror Options, Acquiror RSUs and Acquiror Warrants have been granted, issued and delivered (i) in compliance with all applicable federal and state securities laws and (ii) in material compliance with all other applicable Legal Requirements and all requirements set forth in applicable Contracts. All shares of Acquiror Common Stock subject to issuance pursuant to Acquiror Options, Acquiror RSUs and Acquiror Warrants, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and offered, issued and delivered in compliance with all applicable federal and state securities laws and regulations and the articles of incorporation and bylaws of the Acquiror. Schedule 3.3(b) of the Acquiror Disclosure Letter sets forth a spreadsheet accurately listing, as of the date hereof, all holders of outstanding Acquiror Options, Acquiror RSUs and Acquiror Warrants, the number of Acquiror Options, Acquiror RSUs and Acquiror Warrants held by each holder, the grant or award date, vesting schedule and expiration date of each such Acquiror Option, Acquiror RSU, and Acquiror Warrant, the exercise prices of such Acquiror Options and Acquiror Warrants, and whether the Acquiror Options are non-statutory options or incentive stock options as defined in Section 422 of the Code. The Acquiror has made available to the Company accurate and complete copies of the forms of all outstanding Acquiror Warrants, the Acquiror Stock Plan and the Acquiror Terminated Option Plan, forms of all Acquiror Options and Acquiror RSUs granted and currently outstanding thereunder, copies of resolutions of the Board of Directors approving or authorizing the grants of all outstanding Acquiror Options, Acquiror RSUs and Acquiror Warrants and copies of shareholder resolutions or minutes of shareholder meetings reflecting shareholder approval of the Acquiror Stock Plan and the Acquiror Terminated Option Plan. No Acquiror Options have been issued in violation of Section 409A of the Code. Except as set forth in Schedule 3.3(b) of the Acquiror Disclosure Letter, no vesting of outstanding Acquiror Options, Acquiror RSUs or Acquiror Warrants will accelerate in connection with the closing of the Contemplated Transactions.

(c) Except for the outstanding Acquiror Preferred Stock, Acquiror Options, Acquiror RSUs and Acquiror Warrants or as set forth on Schedule 3.3(c) of the Acquiror Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Acquiror except for rights of first refusal and rights of repurchase associated with outstanding shares of restricted Acquiror Common Stock granted to service providers; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Acquiror; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Acquiror is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities, pay any dividend or make any other distribution in respect thereof, or make any investment (in the form of a loan, capital contribution or otherwise) in any Person; or (iv) condition or circumstance that reasonably would be expected to give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Acquiror. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Acquiror.

3.4 SEC Filings; Financial Statements.

(a) Accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, exhibits, forms and other documents (as supplemented and amended since the time of filing) filed by the Acquiror with the SEC since January 1, 2008 (the “Acquiror SEC Documents”) are accessible on the SEC’s website via its EDGAR system, and the Acquiror has made available to the Company all correspondence (other than routine filing letters and confirmations of filing) to and from the SEC since January 1, 2006. All Acquiror SEC Documents have been filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to the Knowledge of the Acquiror, as of the time they were filed, none of the Acquiror SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by (A) Rule 13a-14 under the Exchange Act and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Acquiror SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Legal Requirements. As used in this Section 3.4, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Acquiror SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain notes and other presentation items that may be required by GAAP) applied on a consistent basis unless otherwise noted therein throughout the periods indicated; and (iii) fairly present the consolidated financial position of the Acquiror at the respective dates thereof and the consolidated results of operations and cash flows of the Acquiror for the periods indicated, except as otherwise noted therein and, subject, in the case of the Acquiror’s unaudited interim financial statements, to normal and normal and recurring year-end adjustments that are not reasonably expected to be material in amount. The quarterly unaudited condensed consolidated financial statements of the Acquiror contained or incorporated by reference in Acquiror SEC Documents have been reviewed by the Company’s independent auditors. Schedule 3.4(b) of the Acquiror Disclosure Letter includes true and complete copies of (i) the unaudited balance sheet of the Acquiror as of April 30, 2011 and the related statement of operations for the month then ended and (ii) the unaudited balance sheet of the Acquiror as of May 31, 2011 and the related statement of operations, statement of stockholders’ equity and statement of cash flows of the Acquiror for the month then ended (collectively, the “Acquiror Monthly Financial Statements”). The Acquiror Monthly Financial Statements (i) were prepared in accordance with GAAP (except that they may not have notes thereto and other presentation items that may be required by GAAP) applied on a consistent basis unless otherwise noted therein and (ii) fairly present the financial condition and operating results of the Acquiror at the respective dates thereof, except as otherwise noted therein and subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount.

(c) The Acquiror maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Acquiror maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The Acquiror does not hold any auction rate securities, or other marketable securities or cash equivalents which are not, to the Knowledge of the Acquiror, fully liquid and freely tradable.

(e) The Acquiror’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) to the Knowledge of the Acquiror, “independent” with respect to the Acquiror within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Knowledge of the Acquiror, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(f) From January 1, 2008, through the date hereof, the Acquiror has not received any comment letter from the SEC or the staff thereof or any correspondence from NASDAQ or the staff thereof relating to the delisting or maintenance of listing of the Acquiror Common Stock on the NASDAQ Capital Market, except as disclosed in the Acquiror SEC Documents or Schedule 3.4(f) of the Acquiror Disclosure Letter. The Acquiror has not disclosed any unresolved comments in its SEC Documents.

(g) Since January 1, 2008, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Acquiror, the Board of Directors of the Acquiror or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Since January 1, 2008, neither the Acquiror nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquiror, (ii) any fraud, whether or not material, that involves the Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Acquiror or (iii) any claim or allegation regarding any of the foregoing.

3.5 Absence of Changes.

(a) Except as expressly and specifically set forth in the Annual Report on Form 10-K for the year ended December 31, 2010, filed by the Acquiror on March 30, 2011, the definitive Proxy Statement on Schedule 14A filed by the Acquiror on April 27, 2011, or any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by the Acquiror, or any exhibits to any of the foregoing (collectively, the “Acquiror Current SEC Documents”) or on Schedule 3.5 of the Acquiror Disclosure Letter and except as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, since December 31, 2010, there has not been any Acquiror Material Adverse Effect or an event or development that would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Except as expressly (and specifically) set forth in the Acquiror Current SEC Documents or on Schedule 3.5 of the Acquiror Disclosure Letter and except as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, from January 1, 2011 through the date hereof:

(i) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets or business of the Acquiror (whether or not covered by insurance);

(ii) the Acquiror has not: (A) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (B) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except for repurchases of restricted Acquiror Common Stock purchased by or granted to Acquiror service providers);

(iii) the Acquiror has not sold, issued or granted, or authorized the issuance of: (A) any capital stock or other security (except for Acquiror Options and Acquiror RSUs, and Acquiror Common Stock issued upon the valid exercise or vesting of outstanding Acquiror Options, Acquiror Warrants and Acquiror RSUs); (B) any option, warrant or right to acquire any capital stock or any other security (except for Acquiror Options, Acquiror RSUs and Acquiror Warrants identified in Schedule 3.3(b) of the Acquiror Disclosure Letter); or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than as set forth in clauses (A) and (B) of this subparagraph (iii));

(iv) there has been no amendment to the articles of incorporation, bylaws or other charter or organizational documents of the Acquiror or any Acquiror Sub, and neither the Acquiror nor any Acquiror Sub has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(v) the Acquiror has not amended or waived any of its rights under, or exercised its discretion to, permit the acceleration of vesting under any provision of: (A) the Acquiror Stock Plan or the Acquiror Terminated Option Plan; (B) any Acquiror Option, Acquiror RSU or any Contract evidencing or relating to any Acquiror Option or Acquiror RSU; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(vi) neither the Acquiror nor any Acquiror Sub has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(vii) neither the Acquiror nor any Acquiror Sub has: (A) lent money to any Person; (B) incurred or guaranteed any indebtedness for borrowed money; (C) issued or sold any debt securities or options, warrants, calls or other rights to acquire any debt securities; (D) guaranteed any debt securities of others; or (E) made any capital expenditure or commitment in excess of $100,000 other than in the Ordinary Course of Business;

(viii) the Acquiror has not changed any of its accounting methods, principles or practices other than as required by GAAP or by a Governmental Body;

(ix) the Acquiror has not, other than in the Ordinary Course of Business: (A) adopted, established or entered into any Acquiror Employee Plan; (B) caused or permitted any Acquiror Employee Plan to be amended other than as required by law; or (C) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or employees;

(x) the Acquiror has not made, changed or revoked any material Tax election, filed any material amendment to any Tax Return, adopted or changed any accounting method in respect of Taxes, changed any annual Tax accounting period, entered into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords, entered into any closing agreement with respect to any Tax, settled or compromised any claim, notice, audit report or assessment in respect of material Taxes, applied for or entered into any ruling from any Tax authority with respect to Taxes, surrendered any right to claim a material Tax refund, or consented to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xi) the Acquiror has not commenced or settled any Legal Proceeding;

(xii) the Acquiror has not entered into any material transaction outside the Ordinary Course of Business;

(xiii) the Acquiror has not acquired any material asset nor sold, leased or otherwise irrevocably disposed of any of its material assets or properties, nor has any Encumbrance been granted with respect to such assets or properties, except for Permitted Encumbrances or dispositions of immaterial assets in the Ordinary Course of Business consistent with past practices;

(xiv) there has been no entry into, amendment or termination of any Acquiror Material Contract; and

(xv) the Acquiror has not negotiated, agreed or committed to take any of the actions referred to in subparagraphs (iii) through (xiv) above (other than negotiations between the Parties to enter into this Agreement).

3.6 Title to Assets. The Acquiror owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Acquiror Unaudited Interim Balance Sheet; and (b) all other assets reflected in the books and records of the Acquiror as being owned by the Acquiror. All of said assets are owned by the Acquiror free and clear of any Encumbrances, except for: (i) Permitted Encumbrances and (ii) liens described in Schedule 3.6 of the Acquiror Disclosure Letter. The tangible personal property and the assets of the Company are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are operated in accordance with all Acquirer Permits.

3.7 Real Property; Leasehold. The Acquiror does not own any real property or any interest in real property, except for the leaseholds created under the real property leases set forth in the Acquiror Current SEC Documents or in Schedule 3.7 of the Acquiror Disclosure Letter which are in full force and effect and with no existing default thereunder.

3.8 Intellectual Property.

(a) To the Knowledge of the Acquiror, the Acquiror owns or has the valid right or license to all Intellectual Property (i) to the extent such Intellectual Property is used in, necessary to, or would be infringed by the conduct of the Acquiror Business and (ii) to the extent that such Intellectual Property would be necessary to or would be infringed by the commercial manufacture, use, sale, or import of any of the Acquiror’s Clinical Products, as contemplated by the Acquiror to be conducted following the Acquiror’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale or import.

(b) Schedule 3.8(b) of the Acquiror Disclosure Letter lists (i) all Acquiror Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Acquiror Registered Intellectual Property.

(c) To the Knowledge of the Acquiror, each item of Acquiror Registered Intellectual Property (or in the case of applications, applied for) is valid. All registration, maintenance and renewal fees currently due in connection with the Acquiror Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with the Acquiror Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting the Acquiror Registered Intellectual Property and recording the Acquiror’s ownership interests therein.

(d) To the Knowledge of the Acquiror, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Acquiror-Owned Intellectual Property by any third party. The Acquiror has not brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right.

(e) The Acquiror has not been sued in any suit, action or proceeding (or received any written notice or, to the Knowledge of the Acquiror, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Acquiror to exercise any Intellectual Property Right.

(f) To the Knowledge of the Acquiror, the Acquiror is not infringing, misappropriating or violating and has not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, to the Knowledge of the Acquiror (i) the operation of the Acquiror Business, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Acquiror product and the Acquiror’s use of any product, device or process used in the Acquiror Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Right of any third party, and does not constitute unfair competition or unfair trade practices under the laws of any jurisdiction; and (ii) the commercial manufacture, use, sale, or import of any of the Acquiror’s Clinical Products, as contemplated by the Acquiror to be conducted following the Acquiror’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale, or import, will not infringe, misappropriate, or violate the Intellectual Property Right of any third party.

(g) The Acquiror has secured from all consultants and employees who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any material Intellectual Property for the Acquiror (each, an “Acquiror Author”) unencumbered and unrestricted exclusive ownership of all of each such Acquiror Author’s Intellectual Property in such contribution and has obtained a waiver from each such Acquiror Author of any non-assignable rights.

(h) The Acquiror has taken commercially reasonable steps to protect and preserve the confidentiality of all trade secret information of the Acquiror or provided by any third party to the Acquiror (“Acquiror Confidential Information”). All current and former employees and contractors of the Acquiror and any third party having access to Acquiror Confidential Information have executed and delivered to the Acquiror a written agreement regarding the protection of such Acquiror Confidential Information.

3.9 Agreements, Contracts and Commitments. Schedule 3.9 of the Acquiror Disclosure Letter identifies, except for the Acquiror Contracts set forth in Schedule 3.13 of the Acquiror Disclosure Letter or filed as an exhibit to any of the Acquiror Current SEC Documents and except for this Agreement and other agreements, contracts or commitments relating to the Contemplated Transactions:

(a) each Acquiror Contract relating to any deferred compensation, pension, profit-sharing or retirement plans;

(b) each Acquiror Contract relating to the employment of, or the performance of employment-related services by, any Person, including any employee, consultant or independent contractor, not terminable by the Acquiror on ninety (90) days notice without liability;

(c) each Acquiror Contract relating to any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment) or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(d) each Acquiror Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business other than indemnification agreements between the Acquiror and any of its respective officers or directors;

(e) each Acquiror Contract limiting the freedom of the Acquiror to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property to the extent that such Intellectual Property (i) is used in, necessary to, or would be infringed by the conduct of the Acquiror Business and (ii) would be necessary to or would be infringed by the commercial manufacture, use, sale, or import of any of the Acquiror’s Clinical Products, as contemplated by the Acquiror to be conducted following the Acquiror’s or its licensee’s obtaining regulatory approval (if any) for such commercial manufacture, use, sale or import, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person;

(f) each Acquiror Contract relating to any agreement, contract or commitment relating to capital expenditures and involving obligations after the date of this Agreement in excess of $100,000 and not cancelable without penalty;

(g) each Acquiror Contract relating to any agreement, contract or commitment currently in force relating to the disposition or acquisition of material assets or any ownership interest in any Entity;

(h) each Acquiror Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Acquiror or any loans or debt obligations with officers or directors of the Acquiror;

(i) each Acquiror Contract relating to product supply, manufacturing, distribution or development, or the license of Intellectual Property used in the Acquiror Business, to or from the Acquiror (except for (i) standard biological material transfer agreements, (ii) standard licenses purchased by the Acquiror for generally available commercial software, and (iii) Contracts in which the aggregate payments either to or by the Acquiror are not in excess of $100,000);

(j) each Acquiror Contract with any Person, including without limitation any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Acquiror in connection with the Contemplated Transactions; or

(k) any other agreement, contract or commitment (i) which involves payment or receipt by the Acquiror under any such agreement, contract or commitment of $100,000 or more in the aggregate or obligations after the date of this Agreement in excess of $100,000 in the aggregate, or (ii) that is material to the business or operations of the Acquiror.

The Acquiror has made available to the Company accurate and complete (except for applicable redactions thereto) copies of all material written Acquiror Contracts, including all amendments thereto. Except as set forth on Schedule 3.9.1 of the Acquiror Disclosure Letter, there are no material Acquiror Contracts that are not in written form. Except as set forth on Schedule 3.9.2 of the Acquiror Disclosure Letter, the Acquiror has not, nor to the Acquiror’s Knowledge, as of the date of this Agreement has any other party to an Acquiror Material Contract (as defined below), breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under (and no event has occurred which with the passage of time or the giving of notice would result in such breach, violation or default under), any of the terms or conditions of any of the agreements, contracts or commitments to which the Acquiror is a party or by which it is bound of the type described in clauses (a) through (o) above (any such agreement, contract or commitment, an “Acquiror Material Contract”) in such manner as would permit any other party to cancel or terminate any such Acquiror Material Contract, or would permit any other party to seek damages which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. As to the Acquiror, as of the date of this Agreement, each Acquiror Material Contract is valid, binding on, and enforceable against, the Acquiror, and to the Acquiror’s Knowledge, each other party thereto, and is in full force and effect, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Except as set forth in Schedule 3.9.3 of the Acquiror Disclosure Letter, the consummation of the Contemplated Transactions will not (either alone or upon the occurrence of additional acts or events) result in any material payment or payments becoming due from the Acquiror (including as the Surviving Corporation) or the Company to any Person under any Acquiror Contract or give any Person the right to terminate or alter the provisions of any Acquiror Contract. No Person is renegotiating, or has a right pursuant to the terms of any Acquiror Material Contract to renegotiate, any material amount paid or payable to the Acquiror under any Acquiror Material Contract or any other material term or provision of any Acquiror Material Contract. Schedule 3.9.4 of the Acquiror Disclosure Letter identifies and provides a brief description of each proposed Contract as to which any written bid, offer, award, proposal, term sheet or similar written document has been submitted or received by the Acquiror (other than term sheets and proposals provided by the Acquiror or to the Acquiror by any party related to the subject matter of this transaction or an Acquisition Proposal made prior to the date hereof) that if entered into by the Acquiror would be an Acquiror Material Contract.

3.10 Liabilities. As of the date hereof, the Acquiror has no Liability, individually or in the aggregate, except for: (a) Liabilities identified as such in the “liabilities” column of the Acquiror Unaudited Interim Balance Sheet; (b) normal and recurring current Liabilities that have been incurred by the Acquiror since the date of the Acquiror Unaudited Interim Balance Sheet in the Ordinary Course of Business and which are not in excess of $100,000 in the aggregate; (c) Liabilities for performance of obligations of the Acquiror under Acquiror Contracts; (d) Liabilities described in Schedule 3.10 of the Acquiror Disclosure Letter; and (e) accrued cumulative dividends on Acquiror Preferred Stock as provided in the Statement of Rights and Preferences of the $2.4375 Convertible Exchangeable Preferred Stock, Series 1 ($0.02 Par Value) attached to the Amended and Restated Articles of Incorporation of the Acquiror (the “Cumulative Dividends”).

3.11 Compliance; Permits; Restrictions.

(a) Except as set forth in Schedule 3.11(a), the Acquiror is, and since January 1, 2008 has complied in all material respects with, is not in material violation of, and has not received any written notices of alleged or actual material violation with respect to, all applicable Legal Requirements. Except as set forth in Schedule 3.11(a), no investigation, claim, suit, proceeding, audit or other action by any Governmental Body is pending or, to the Knowledge of the Acquiror, threatened against the Acquiror, nor has any Governmental Body indicated to the Acquiror an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Acquiror which (i) has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Acquiror, any acquisition of material property by the Acquiror or the conduct of the Acquiror Business, (ii) could reasonably be expected to have a material adverse effect on the Acquiror’s ability to comply with or perform any covenant or obligation under this Agreement, or (iii) could reasonably be expected to have the effect of preventing, materially delaying, making illegal or otherwise materially interfering with the Merger or any of the other Contemplated Transactions.

(b) The Acquiror holds all required Governmental Authorizations which are material to the operation of the Acquiror Business (collectively, the “Acquiror Permits”). Schedule 3.11(b) of the Acquiror Disclosure Letter identifies each Acquiror Permit. The Acquiror is in material compliance with the terms of the Acquiror Permits. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Knowledge of the Acquiror, threatened, which seeks to revoke, materially limit, suspend, or materially modify any Acquiror Permit. The rights and benefits of each Acquiror Permit will continue to be available to the Acquiror immediately after the Effective Time on terms substantially identical to those enjoyed by the Acquiror as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no proceedings pending or, to the Knowledge of the Acquiror, threatened with respect to an alleged violation by the Acquiror of the FDCA, the FDA regulations adopted thereunder, the Controlled Substance Act or any other similar Legal Requirements promulgated by a Drug Regulatory Agency.

(d) The Acquiror holds all required Governmental Authorizations issuable by any Drug Regulatory Agency necessary for the conduct of the Acquiror Business, and, as applicable, development, clinical testing, manufacturing, marketing, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Acquiror Regulatory Permits”) and no such Acquiror Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. The Acquiror is in compliance in all material respects with the Acquiror Regulatory Permits and has not received any written notice or other written communication from any Drug Regulatory Agency since January 1, 2008 regarding (A) any material violation of or failure to comply materially with any term or requirement of any Acquiror Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Acquiror Regulatory Permit. Except for the information and files identified in Schedule 3.11(d) of the Acquiror Disclosure Letter, the Acquiror has made available to the Company true and complete copies of the following (to the extent there are any): (x) adverse event reports; clinical study reports and material study data; and inspection reports, notices of adverse findings, warning letters, filings and letters and other written correspondence to and from any Drug Regulatory Agency; and meeting minutes with any Drug Regulatory Agency; and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority.

(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, the Acquiror were and, if still pending, are being conducted in all material respects in accordance with standard medical and scientific research procedures and in compliance with the applicable regulations of the Drug Regulatory Agencies and other applicable Legal Requirements, including, without limitation, 21 C.F.R. Parts 50, 54, 56, 58 and 312. Since January 1, 2008, the Acquiror has not received any notices, correspondence, or other communications from any Drug Regulatory Agency requiring, or to the Knowledge of the Acquiror, threatening to initiate, the termination or suspension of any clinical studies conducted by or on behalf of, or sponsored by, the Acquiror.

(f) The Acquiror is not the subject of any pending, or to the Knowledge of the Acquiror, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Acquiror, the Acquiror has not committed any acts, made any statement, or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. Neither the Acquiror nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that could result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a or (ii) any similar applicable Legal Requirement. To the Knowledge of the Acquiror, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Acquiror or any of its officers, employees or agents.

3.12 Tax Matters.

(a) Except as set forth in Schedule 3.12(a) to the Acquiror Disclosure Letter, the Acquiror and each Acquiror Sub timely filed all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all material respects and, except as set forth in Schedule 3.12(a) to the Acquiror Disclosure Letter, have been prepared in material compliance with all applicable Legal Requirements. Neither the Acquiror nor any Acquiror Sub is currently the beneficiary of any extension of time within which to file any Tax Return, other than automatic extensions granted under federal and state law. No written claim has ever been made by an authority in a jurisdiction where the Acquiror does not file Tax Returns that it is subject to taxation by that jurisdiction. With respect to each Acquiror Sub, no written claim has ever been made by an authority in a jurisdiction where such Sub does not file Tax Returns that it is subject to taxation by that jurisdiction.

(b) All material Taxes due and owing by the Acquiror and by each Acquiror Sub on or before the date hereof (whether or not shown on any Tax Return) have been paid. The unpaid Taxes of the Acquiror have been reserved for on the Acquiror Unaudited Interim Balance Sheet in accordance with GAAP. Since the date of the Acquiror Unaudited Interim Balance Sheet, neither the Acquiror nor any Acquiror Sub has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c) The Acquiror and each Acquiror Sub have timely (i) withheld and paid all material Taxes required to have been withheld and paid under applicable Legal Requirements, including withholdings in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and (ii) complied in all material respects with all information reporting and backup withholding provisions of applicable Legal Requirements.

(d) There are no Encumbrances for Taxes (other than Taxes not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been made on the Acquiror’s Unaudited Interim Balance Sheet) upon any of the assets of the Acquiror or any Acquiror Sub.

(e) No deficiencies for Taxes with respect to the Acquiror or any Acquiror Sub have been claimed, proposed or assessed by any Governmental Body in writing, which deficiencies have not been paid or are not being contested in good faith in appropriate proceedings. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Acquiror or any Acquiror Sub. No issues relating to Taxes of the Acquiror or any Acquiror Sub were raised by the relevant Tax authority in any completed audit or examination that could reasonably be expected to result in a material amount of Taxes in a later taxable period. The Acquiror has made available to the Company complete and accurate copies of all federal income Tax and all other material Tax Returns of the Acquiror (and predecessors thereof) for all taxable years remaining open under the applicable statute of limitations, and complete and accurate copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Acquiror (and predecessors thereof), with respect to federal income Tax and all other material Taxes since January 1, 2008. Neither the Acquiror nor any Acquiror Sub has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, nor has any request been made in writing for any such extension or waiver.

(f) All material elections with respect to Taxes affecting the Acquiror and each Acquiror Sub as of the date hereof, to the extent such elections are not shown on or in the Tax Returns that have been delivered or made available to the Company, are set forth on Schedule 3.12(f) of the Acquiror Disclosure Letter. Neither the Acquiror nor any Acquiror Sub (i) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) has made an election, or is required, to treat any of its assets as owned by another Person for Tax purposes or as a tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iii) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (iv) has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable provision of state, local or foreign law.

(g) Neither the Acquiror nor any Acquiror Sub has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Acquiror nor any Acquiror Sub is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers and landlords.

(i) Neither the Acquiror nor any Acquiror Sub has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Acquiror) for federal, state, local or foreign Tax purposes. Neither the Acquiror nor any Acquiror Sub has any Liability for the Taxes of any Person (other than itself) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.

(j) Neither the Acquiror nor any Acquiror Sub has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(k) Neither the Acquiror nor any Acquiror Sub is a partner for Tax purposes with respect to any joint venture, partnership, or, to the Knowledge of the Acquiror, other arrangement or contract which is treated as a partnership for Tax purposes.

(l) Neither the Acquiror nor any Acquiror Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale or other open transaction disposition made on or prior to the Closing Date, or (ii) agreement with any Tax authority (including any closing agreement described in Section 7121 of the Code or any similar provision of state, local or foreign law) made or entered into on or prior to the Closing Date.

(m) Neither the Acquiror nor any Acquiror Sub has consummated or participated in, or is currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Acquiror nor any Acquiror Sub has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(n) Except as set forth in Schedule 3.12(n) of the Acquiror Disclosure Letter, none of the Tax attributes (including net operating loss carry forwards and general business Tax credits) of the Acquiror or of any Acquiror Sub is currently limited by Sections 269, 382, 383, 384 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(o) Neither the Acquiror nor any Acquiror Sub has have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the country in which it is organized.

(p) Neither the Acquiror nor any Acquiror Sub has received any private letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(q) The Acquiror has not taken any action not expressly required or permitted by this Agreement, nor does the Acquiror have Knowledge of any fact not described in this Agreement, that could reasonably be expected to prevent the Contemplated Transactions, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Employee and Labor Matters; Benefit Plans.

(a) The employment of the Acquiror’s employees is terminable by the Acquiror at will (or otherwise in accordance with general principles of wrongful termination law). The Acquiror has made available to the Company accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Acquiror Associates to the extent currently effective and material.

(b) As of the date hereof, no Key Employee has delivered to the Acquiror written notice of his or her intention to terminate his or her employment with the Acquiror.

(c) The Acquiror is not a party to, bound by, or has a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Knowledge of the Acquiror, seeking to represent any employees of the Acquiror.

(d) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar union activity or dispute, affecting the Acquiror.

(e) The Acquiror neither is nor has been engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Acquiror, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Acquiror Associate, including charges of unfair labor practices or discrimination complaints. Schedule 3.13(e)(i) of the Acquiror Disclosure Letter lists all written and describes all non-written employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, equity-based, incentive, deferred compensation, retirement or supplemental retirement, profit sharing, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs and other similar fringe or employee benefit plans, programs or arrangements, including any employment or executive compensation or severance agreements, written or otherwise, which are currently in effect relating to any Acquiror Associate or which is maintained by, administered or contributed to by, or required to be contributed to by, the Acquiror or any Acquiror Affiliate, or under which the Acquiror or any Acquiror Affiliate has any current or may incur liability after the date hereof (each, an “Acquiror Employee Plan”). Schedule 3.13(e)(ii) of the Acquiror Disclosure Letter lists all agreements pursuant to which the Acquiror Severance Obligations and Acquiror Gross-Up Obligations (each as defined in Section 3.13(p)), if any, may become payable and the amounts payable thereunder (assuming the Effective Time and terminations of all Acquiror employees on September 30, 2011).

(f) With respect to Acquiror Options, (i) each Acquiror Option intended to qualify as an “incentive stock option” under Section 422 of the Code, to the Knowledge of the Acquiror, so qualifies, (ii) each grant of an Acquiror Option was duly authorized no later than the Grant Date by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Acquiror (or a duly constituted and authorized committee thereof or a duly authorized officer of the Acquiror) and any required shareholder approval by the necessary number of votes or written consents, and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (iii) each Acquiror Option grant was made in accordance with the terms of the Acquiror Stock Plan or the Terminated Acquiror Stock Plan, as the case may be, and all other applicable laws and regulatory rules or requirements and (iv) the per share exercise price of each Acquiror Option was no less than the fair market value of a share of Acquiror Common Stock on the applicable Grant Date.

(g) Each Acquiror Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter with respect to such qualified status from the Internal Revenue Service. To the Knowledge of the Acquiror, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any such the Acquiror Employee Plan or the exempt status of any related trust.

(h) Each Acquiror Employee Plan has been maintained in compliance, in all material respects, with its terms and, both as to form and operation, with all applicable Legal Requirements, including without limitation, the Code and ERISA.

(i) The Acquiror has not engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. The Acquiror has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Acquiror Employee Plan subject to ERISA and has not been assessed any civil penalty under Section 502(l) of ERISA.

(j) No Acquiror Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, and neither the Acquiror nor any Acquiror Affiliate has ever maintained, contributed to or partially or completely withdrawn from, or incurred any obligation or liability with respect to, any such plan. No Acquiror Employee Plan is a Multiemployer Plan, and neither the Acquiror nor any Acquiror Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any Multiemployer Plan. No Acquiror Employee Plan is a Multiple Employer Plan.

(k) No Acquiror Employee Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) death or retirement benefits under an Acquiror Employee Plan qualified under Section 401(a) of the Code.

(l) Except as set forth in Schedule 3.13(l) of the Acquiror Disclosure Letter, the Acquiror is not a party to any Contract that has resulted or could reasonably be expected to result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code and (ii) any amount the deduction for which would be disallowed under Section 162(m) of the Code.

(m) To the Knowledge of the Acquiror, no payment pursuant to any Acquiror Employee Plan or other arrangement to any “service provider” (as such term is defined in Section 409A of the Code and the United States Treasury Regulations and IRS guidance thereunder) to the Acquiror, including the grant, vesting or exercise of any stock option, would subject any Person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the Contemplated Transactions or otherwise.

(n) The Acquiror has complied in all material respects with all state and federal laws applicable to employees, including but not limited to COBRA, FMLA, and HIPPA.

(o) The Acquiror is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Knowledge of the Acquiror as of the date hereof, threatened or reasonably anticipated against the Acquiror relating to any Acquiror employee, employment agreement or Acquiror Employee Plan. The Acquiror is not party to a conciliation agreement, consent decree or other agreement or order with any federal, state, or local agency or governmental authority with respect to employment practices. To the Knowledge of the Acquiror, the Acquiror has no material liability with respect to any misclassification of: (A) any Person as an independent contractor rather than as an employee, (B) any employee leased from another employer, or (C) any employee currently or formerly classified as exempt from overtime wages. Since January 1, 2008, the Acquiror has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act or similar state or local law, issued any notification of a plant closing or mass layoff required by the WARN Act or similar state or local law, or incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state or local law.

(p) Schedule 3.13(p) of the Acquiror Disclosure Letter sets forth for each Acquiror Employee, including for each Key Employee, the (i) aggregate amount of cash severance tied to such employee’s base salary each such employee is entitled to in connection with any termination of their employment, (ii) aggregate amount of any cash severance tied to such employee’s target or annual bonus, (iii) aggregate amount of COBRA reimbursement or payments, (iv) cash amount of any outplacement assistance, (v) aggregate value (minus any applicable aggregate exercise price) attributable to any equity acceleration (including Acquiror Options and Acquiror RSUs) that may occur as a result of the transactions contemplated by this agreement or any subsequent transactions or events (including a termination of employment), (vi) aggregate amount of cash payable for accrued vacation or paid time off ((i)-(vi), the “Acquiror Severance Obligation”), and (vii) the aggregate amount of any tax gross-up such employee is entitled to by contract or otherwise, including any gross-up as a result of imposition of Code Section 280G and 4999 (such amount, the “Acquiror Gross-Up Obligation”).

3.14 Environmental Matters. The Acquiror is in material compliance with all applicable Environmental Laws, which compliance includes the possession by the Acquiror of all material permits and other Governmental Authorizations required under applicable Environmental Laws and material compliance with the terms and conditions thereof. The Acquiror has not received since January 1, 2008 any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Acquiror is not in compliance with any Environmental Law, and, to the Knowledge of the Acquiror, there are no circumstances that may prevent or interfere with the Acquiror’s compliance with any Environmental Law in the future. To the Knowledge of the Acquiror: (a) no current or prior owner of any property leased or controlled by the Acquiror has received since January 1, 2008 any written notice or other communication relating to property owned or leased at any time by the Acquiror, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Acquiror is not in compliance with or violated any Environmental Law relating to such property and (b) it has no material liability under any Environmental Law.

3.15 Insurance.

(a) The Acquiror has made available to the Company all material policies of insurance covering the Acquiror, the Acquiror Subs and their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Acquiror reasonably believes is adequate for the operation of its and their business. The Acquiror has made available to the Company accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquiror. Each of such insurance policies is in full force and effect and the Acquiror is in compliance with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2008, the Acquiror has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of the Acquiror. All information provided to insurance carriers (in applications and otherwise) on behalf of the Acquiror is accurate and complete in all material respects. The Acquiror has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened in writing against the Acquiror, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Acquiror of its intent to do so. The consummation of the Contemplated Transactions will not, in and of itself, cause the revocation, cancellation or termination of any such insurance policy.

(b) The Acquiror has made available to the Company accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Acquiror as of the date of this Agreement (the “Existing Acquiror D&O Policies”). Schedule 3.15(b) of the Acquiror Disclosure Letter accurately sets forth the most recent annual premiums paid by the Acquiror with respect to the Existing Acquiror D&O Policies.

3.16 Affiliates. Schedule 3.16 of the Acquiror Disclosure Letter identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 144 under the Securities Act) of the Acquiror as of the date of this Agreement. Except as expressly and specifically set forth in the Acquiror Current SEC Documents filed prior to the date of this Agreement and except as may arise in connection with the Contemplated Transactions, since the date of the Acquiror’s last proxy statement filed in 2011 with the SEC, no event has occurred that would be required to be reported by the Acquiror pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.17 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.17 of the Acquiror Disclosure Letter, there is no pending Legal Proceeding, and (to the Knowledge of the Acquiror) no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Acquiror, any

Acquiror Associate (in his or her capacity as such) or any of the material assets owned or used by the Acquiror; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other Contemplated Transactions. To the Knowledge of the Acquiror, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. With regard to any Legal Proceeding set forth on Schedule 3.17 of the Acquiror Disclosure Letter, the Acquiror has provided the Company or its counsel all pleadings and material written correspondence related to such Legal Proceeding, all insurance policies and material written correspondence with brokers and insurers related to such Legal Proceedings and other information material to an assessment of such Legal Proceeding. The Acquiror has an insurance policy or policies that is expected to cover such Legal Proceeding and has complied with the requirements of such insurance policy or policies to obtain coverage with respect to such Legal Proceeding under such insurance policy or policies.

(b) There is no order, writ, injunction, judgment or decree to which the Acquiror or any of the material assets owned or used by the Acquiror is subject. To the Knowledge of the Acquiror, no officer or other Key Employee of the Acquiror is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to Acquiror Business or to any material assets owned or used by the Acquiror.

3.18 Authority; Binding Nature of Agreement. The Acquiror has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. Each of the Boards of Directors of the Acquiror and the Merger Sub (at one or more meetings duly called and held) has: (a) determined that the Merger is advisable and fair to and in the best interests of such Party and its stockholders; (b) duly authorized and approved by all necessary corporate action, the execution, delivery and performance of this Agreement and the Contemplated Transactions, including the Merger; and (c) recommended the adoption and approval of the Acquiror Shareholder Approval Matter (as defined in Section 3.20) be submitted for consideration by the Acquiror’s shareholders at the Acquiror Shareholders’ Meeting (as defined in Section 5.3). This Agreement has been duly executed and delivered by the Acquiror and the Merger Sub, and assuming the due authorization, execution and delivery by the Company constitutes the legal, valid and binding obligation of the Acquiror or the Merger Sub (as applicable), enforceable against each of the Acquiror and the Merger Sub in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Acquiror Shareholder Voting and Lock-up Agreements, the Board of Directors of the Acquiror approved the Acquiror Shareholder Voting and Lock-up Agreements, the Contemplated Transactions and the Acquiror Shareholder Approval Matter.

3.19 Inapplicability of Anti-takeover Statutes. The Boards of Directors of the Acquiror and the Merger Sub have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Chapter 23B.19 of the WBCA are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Acquiror Shareholder Voting and Lock-up Agreements and to the consummation of the Merger and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement, the Acquiror Shareholder Voting and Lock-up Agreements or any of the other Contemplated Transactions.

3.20 Vote Required. The affirmative vote (the “Acquiror Shareholder Approval”) of the holders of a majority of the total votes cast by holders of shares of Acquiror Common Stock at a meeting at which a quorum is present (the “Required Acquiror Shareholder Vote”) is the only vote of the holders of any class or series of the Acquiror’s capital stock necessary to approve the issuance of Acquiror Common Stock in the Merger (the “Acquiror Shareholder Approval Matter”).

3.21 Non-Contravention; Consents. Subject to obtaining (i) any Consent set forth on Schedule 3.21 of the Acquiror Disclosure Letter under any Acquiror Contract, (ii) the Required Acquiror Shareholder Vote for the applicable Contemplated Transactions, (iii) the filing of the Certificate of Merger required by the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and Nasdaq Listing Rules, neither (x) the execution, delivery or performance of this Agreement by the Acquiror or the Merger Sub, nor (y) the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Acquiror or the Merger Sub, or (ii) any resolution adopted by the stockholders, the Board of Directors or any committee of the Board of Directors of the Acquiror or the Merger Sub;

(b) contravene, conflict with or result in a material violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquiror or any of the assets owned or used by the Acquiror, is subject;

(c) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquiror or that otherwise relates to the business of the Acquiror or to any of the assets owned or used by the Acquiror;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquiror Contract, or, except as set forth in Schedule 3.21(d) of the Acquiror Disclosure Letter, give any Person the right to: (i) declare a default or exercise any remedy under any Acquiror Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquiror Contract; (iii) accelerate the maturity or performance of any Acquiror Contract; or (iv) cancel, terminate or modify any term of any Acquiror Contract; except, in the case of any Acquiror Material Contract, any non-material breach, default, penalty or modification and, in the case of all other Acquiror Contracts, any breach, default, penalty or modification that would not result in an Acquiror Material Adverse Effect;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Acquiror (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquiror and except for the security interest contemplated by the BCC Nonrecourse Loan); or

(f) result in, or increase the likelihood of, the transfer of any material asset of the Acquiror to any Person.

Except (i) for any Consent set forth on Schedule 3.21 of the Acquiror Disclosure Letter under any Acquiror Contract, (ii) the approval of the Merger and the issuance of shares of Acquiror Common Stock in the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and Nasdaq Listing Rules, the Acquiror was not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement, or (y) the consummation of the Merger or any of the other Contemplated Transactions.

3.22 Financial Advisor. Except as set forth on Schedule 3.22 of the Acquiror Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Acquiror.

3.23 Valid Issuance. The Acquiror Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement be validly issued, fully paid and nonassessable.

3.24 Disclosure. The information supplied by the Acquiror for inclusion in the Proxy Statement/Prospectus/Information Statement will not, as of the date of the Proxy Statement/Prospectus/Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.

Section 4. CERTAIN COVENANTS OF THE PARTIES

4.1 Access and Investigation. Subject to the terms of the Confidentiality Agreement which the Parties agree will continue in full force following the date of this Agreement, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), upon reasonable notice each Party shall, and shall use commercially reasonable efforts to cause such Party’s Representatives to: (x) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, if any; (y) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, if any, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries, if any, as the other Party may reasonably request; and (z) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary or appropriate in order to enable the other Party to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, each Party shall promptly make available to the other Party with copies of:

(a) the unaudited monthly consolidated balance sheets of such Party as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered within twenty days after the end of such calendar month, or such longer periods as the Parties may agree to in writing;

(b) the unaudited quarterly consolidated balance sheets of such Party as of the end of each calendar quarter and the related unaudited quarterly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar quarter, reviewed by such Party’s independent auditor, which shall be delivered within forty days after the end of such calendar quarter, or such longer periods as the Parties may agree to in writing;

(c) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of a Party in connection with the Merger or any of the Contemplated Transactions;

(d) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, a Party relating to any pending or threatened Legal Proceeding involving or affecting such Party; and

(e) any material notice, report or other document received by a Party from any Governmental Body.

Notwithstanding the foregoing, any Party may restrict the foregoing access to the extent that any Legal Requirement applicable to such party requires such Party to restrict or prohibit access to any such properties or information.

4.2 Operation of Acquiror’s Business.

(a) Except as set forth on Schedule 4.2 of the Acquiror Disclosure Letter and as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, during the Pre-Closing Period: (i) the Acquiror shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements ; and (ii) the Acquiror shall promptly notify the Company of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against the Acquiror (or any of its officers or directors and relating to the Acquiror) that is commenced, or, to the Knowledge of the Acquiror, threatened in writing against, the Acquiror and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Acquiror Disclosure Letter.

(b) During the Pre-Closing Period, the Acquiror shall promptly notify the Company in writing, by delivery of an updated Acquiror Disclosure Letter, of: (i) the discovery by the Acquiror of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Acquiror in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Acquiror in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Acquiror; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. No notification given to the Company pursuant to this Section 4.2(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Acquiror contained in this Agreement or the Acquiror Disclosure Letter for purposes of Section 8.1.

4.3 Operation of Company’s Business.

(a) Except as set forth on Schedule 4.3 of the Company Disclosure Letter and as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, during the Pre-Closing Period: (i) the Company shall conduct its business and operations: (A) in the Ordinary Course of Business; and (B) in compliance with all applicable Legal Requirements ; and (ii) the Company shall promptly notify the Acquiror of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; (B) any Legal Proceeding against the Company (or any of its officers or directors and relating to the Acquiror) that is commenced, or, to the Knowledge of the Company, threatened in writing against the Company and (C) any notice or other communication from any Person alleging that any payment or other obligation is or will be owed to such party at any time before or after the date of this Agreement, except for invoices or other communications related to agreements or dealings in the Ordinary Course of Business, payments or obligations related to the Contemplated Transactions or payments or obligations identified in this Agreement, including the Company Disclosure Letter.

(b) During the Pre-Closing Period, the Company shall promptly notify the Acquiror in writing, by delivery of an updated Company Disclosure Letter, of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 6, 7 or 8 impossible or materially less likely. No notification given to the Acquiror pursuant to this Section 4.3(b) shall change, limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement or the Company Disclosure Letter for purposes of Section 7.1.

4.4 Negative Obligations.

(a) Except (w) as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, (x) as expressly and specifically contemplated by the BCC Nonrecourse Loan, (y) as set forth in Schedule 4.4 of the Acquiror Disclosure Letter, or (z) with the prior written consent of the Company, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, the Acquiror shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for the repurchase of shares of Acquiror Common Stock from terminated employees of the Acquiror at such employee’s cost);

(ii) sell, issue or grant: (A) any shares of Acquiror Common Stock, Acquiror Preferred Stock or other capital stock (except for shares of Acquiror Common Stock issued upon the exercise of Acquiror Options, Acquiror RSUs or Acquiror Warrants or on conversion of Acquiror Preferred Stock); (B) any option, warrant or right to acquire any capital stock or any other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security; in each case except for (1) shares of Acquiror Common Stock, Acquiror RSUs and Acquiror Options issued or granted to directors, employees or consultants of the Acquiror prior to the date of filing with the SEC of the Form S-4 Registration Statement, (2) shares of Acquiror Common Stock issued upon the exercise of Acquiror Options or Acquiror Warrants or the vesting of Acquiror RSUs, (3) shares of Acquiror Capital Stock or other securities convertible into Acquiror Capital Stock and (4) the issuance of Acquiror Common Stock on conversion of Acquiror Preferred Stock;

(iii) amend the articles of incorporation, bylaws or other charter or organizational documents of the Acquiror, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person;

(vi) incur any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities;

(vii) guarantee any Liabilities of any other Person;

(viii) make any capital expenditure or commitment;

(ix) (A) adopt, establish or enter into any Acquiror Employee Plan; (B) cause or permit any Acquiror Employee Plan to be amended other than as required by law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(x) enter into any transaction or commitment involving payment of more than $100,000 outside the Ordinary Course of Business;

(xi) acquire or dispose of any material asset or property or grant any Encumbrance with respect to such assets or properties;

(xii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiii) enter into, amend or terminate any Acquiror Material Contract; or

(xiv) enter into any Contract or commitment to take any of the actions described in clauses (i) through (xiii) of this Section 4.4(a).

(b) Except (x) as expressly and specifically contemplated by this Agreement and the Contemplated Transactions, (y) as set forth in Schedule 4.4 of the Company Disclosure Letter, or (z) with the prior written consent of the Acquiror, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 9 and the Effective Time, the Company shall not do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for the repurchase of shares of Company Common Stock from terminated employees of the Company at such employee’s cost);

(ii) sell, issue or grant, (A) any shares of Company Common Stock, Company Preferred Stock or other capital stock (except for shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants or on conversion of Company Preferred Stock); (B) any option, warrant or right to acquire any capital stock or any other security (except for Company Options issued to Company employees or consultants); or (C) any instrument convertible into or exchangeable for any capital stock or other security; in each case except for (1) shares of Company Common Stock and Company Options issued or granted to employees or consultants of the Company prior to the date of filing with the SEC of the Form S-4 Registration Statement, (2) shares of Company Common Stock issued upon the exercise of Company Options or Company Warrants, (3) shares of Company Capital Stock, or other securities convertible into or exercisable for Company Capital Stock, in any Post-Signing Financing for proceeds to the Company (excluding warrant exercise prices) not exceeding the maximum permitted Aggregate Post-Signing Financing Amount and (4) the issuance of Company Common Stock on conversion of Company Preferred Stock;

(iii) amend the certificate of incorporation, bylaws or other charter or organizational documents of the Company, or effect or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(v) lend money to any Person;

(vi) incur any indebtedness for borrowed money or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities;

(vii) guarantee any Liabilities of any other Person;

(viii) make any capital expenditure or commitment in excess of $100,000 in any one transaction or series of related transactions, or in excess of $200,000 in any three-month period;

(ix) (A) adopt, establish or enter into any Company Employee Plan; (B) cause or permit any Company Employee Plan to be amended other than as required by law; or (C) pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees; provided that the Company shall be permitted to enter into employment agreements with its employees as approved by the Board of Directors or Compensation Committee of the Company;

(x) enter into any transaction or commitment involving payment of more than $100,000 outside the Ordinary Course of Business;

(xi) acquire or dispose of any material asset or property or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business consistent with past practices;

(xii) make, change or revoke any material Tax election; file any material amendment to any Tax Return; adopt or change any accounting method in respect of Taxes; change any annual Tax accounting period; enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement, other than commercial contracts entered into in the Ordinary Course of Business with vendors, customers or landlords; enter into any closing agreement with respect to any Tax; settle or compromise any claim, notice, audit report or assessment in respect of material Taxes; apply for or enter into any ruling from any Tax authority with respect to Taxes; surrender any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiii) enter into, amend or terminate any Company Material Contract; provided that the Company shall be permitted to enter into employment agreements with its employees as approved by the Board of Directors or Compensation Committee of the Company; or

(xiv) enter into any Contract or commitment to take any of the actions described in clauses (i) through (xiii) of this Section 4.4(b).

4.5 No Solicitation.

(a) Each Party agrees that neither it nor any of its Subsidiaries shall, nor shall it nor any of its Subsidiaries authorize or permit any of the officers, directors, investment bankers, attorneys or accountants retained by it or any of its Subsidiaries to, and that it shall use commercially reasonable efforts to cause its and its Subsidiaries’ non-officer employees and other agents not to (and shall not authorize any of them to) directly or indirectly: (i) solicit, initiate, encourage, induce or knowingly facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 5.2 and 5.3); or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that, notwithstanding anything contained in this Section 4.5(a), prior to the adoption and approval of this Agreement by the Required Company Stockholder Vote the Company may, and prior to the Required Acquiror Shareholder Vote the

Acquiror may, furnish nonpublic information regarding such Party to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal, which such Party’s Board of Directors determines in good faith, after consultation with a nationally recognized independent financial advisor and its outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not solicited in violation of this Section 4.5; (B) the Board of Directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of the fiduciary duties of the Board of Directors of such Party under applicable Legal Requirements; (C) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) such Party receives from such Person an executed confidentiality agreement containing provisions at least as favorable to such Party as those contained in the Confidentiality Agreement; and (E) prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such nonpublic information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party (whether or not such Representative is purporting to act on behalf of such Party) takes any action that, if taken by such Party, would constitute a breach of this Section 4.5 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.5 by such Party for purposes of this Agreement.

(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than 24 hours after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party informed in all material respects with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement.

4.6 No Control of Other Party’s Business.

Nothing contained in this Agreement will give the Acquiror, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time, or will give the Company, directly or indirectly the right to control or direct the operations of the Acquiror prior to the Effective Time. Prior to the Effective Time, each of the Acquiror and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

Section 5. ADDITIONAL AGREEMENTS OF THE PARTIES

5.1 Registration Statement; Proxy Statement/Prospectus/Information Statement.

(a) As promptly as practicable after the date of this Agreement, the Parties shall prepare and cause to be filed with the SEC the Proxy Statement/Prospectus/Information Statement and the Acquiror shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Proxy Statement/Prospectus/Information Statement will be included as a prospectus. Each of the Parties shall use reasonable best efforts to cause the Form S-4 Registration Statement and the Proxy Statement/Prospectus/Information Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of the Parties shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus/Information Statement to be mailed to the Acquiror’s shareholders and the Company’s stockholders as promptly as practicable after the date on which the Form S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effective Date”). Each Party shall promptly furnish to the other Party all information concerning such Party and such Party’s Subsidiaries and such Party’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1.

(b) Each Party shall reasonably cooperate with the other and provide, and require its Representatives, advisors, accountants and attorneys to provide, the other Party and its Representatives, advisors, accountants and attorneys, with all such information regarding such Party as is required by law to be included in the Form S-4 Registration Statement or reasonably requested from such Party to be included in the Form S-4 Registration Statement.

(c) Prior to the Effective Time, the Acquiror shall use commercially reasonable efforts to obtain all regulatory approvals needed to ensure that the Acquiror Common Stock to be issued in the Merger (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote pursuant to the Company Stockholder Written Consent; provided, however, that the Acquiror shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholder Written Consent.

(a) Promptly after the S-4 Effective Date, the Company shall solicit approval by written consent (each a “Company Stockholder Written Consent” and collectively, the “Company Stockholder Written Consents”) from the Company’s stockholders for purposes of adopting this Agreement and approving the Merger, and all other Contemplated Transactions, and the Company shall use its reasonable best efforts to obtain such Company Stockholder Approval by the date twenty business days after the S-4 Effective Date.

(b) The Company agrees that, subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Merger and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 5.2(a) (the recommendation of the Board of Directors of the Company that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to the Acquiror, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to the Acquiror shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the approval of this Agreement by the Company Stockholder Approval, the Board of Directors of the Company may withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to the Acquiror if, but only if the Board of Directors of the Company determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withdraw, withhold, amend, or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that the Acquiror receives written notice from the Company confirming that the Board of Directors of the Company has determined to change its recommendation at least two (2) Business Days in advance of the Company Board Recommendation being so withdrawn, withheld, amended or modified in a manner adverse to the Acquiror.

(d) The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Acquiror Shareholders’ Meeting.

(a) The Acquiror shall take all action necessary and within its powers under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Acquiror Common Stock to vote on the Acquiror Shareholder Approval Matter (such meeting, the “Acquiror Shareholders’ Meeting”). The Acquiror Shareholders’ Meeting shall be held as promptly as practicable after the S-4 Effective Date. The Acquiror shall take reasonable measures to ensure that all proxies solicited in connection with the Acquiror Shareholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) The Acquiror agrees that, subject to Section 5.3(c): (i) the Board of Directors of the Acquiror shall recommend that the holders of Acquiror Common Stock vote to approve the Acquiror Shareholder Approval Matter and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 5.3(a) above, (ii) the Proxy Statement/Prospectus/Information Statement shall include a statement to the effect that the Board of Directors of the Acquiror recommends that the Acquiror’s shareholders vote to approve the Acquiror Shareholder Approval Matter (the recommendation of the Board of Directors of the

Acquiror that the Acquiror’s shareholders vote to approve the Acquiror Shareholder Approval Matter being referred to as the “Acquiror Board Recommendation”); and (iii) the Acquiror Board Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of the Acquiror or any committee thereof to withdraw or modify the Acquiror Board Recommendation in a manner adverse to the Company shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), at any time prior to the approval of the issuance of Acquiror Common Stock in the Merger by the shareholders of the Acquiror by the Required Acquiror Shareholder Vote, the Board of Directors of the Acquiror may withhold, amend, withdraw or modify the Acquiror Board Recommendation in a manner adverse to the Company if, but only if the Board of Directors of the Acquiror determines in good faith, based on such matters as it deems relevant following consultation with its outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would result in a breach of its fiduciary duties under applicable Legal Requirements; provided, that the Company receives written notice from the Acquiror confirming that the Board of Directors of the Acquiror has determined to change its recommendation at least two (2) Business Days in advance of the Acquiror Board Recommendation being withdrawn, withheld, amended or modified in a manner adverse to the Company.

(d) The Acquiror’s obligation to call, give notice of and hold the Acquiror Shareholders’ Meeting in accordance with Section 5.3(a) shall not be limited or otherwise affected by any withdrawal or modification of the Acquiror Board Recommendation.

(e) Nothing contained in this Agreement shall prohibit the Acquiror or its Board of Directors from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by the Acquiror or its Board of Directors pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that the Acquiror is unable to take a position with respect to the bidder’s tender offer unless the Board of Directors of the Acquiror determines in good faith, after consultation with its outside legal counsel, that such statement would result in a breach of its fiduciary duties under applicable Legal Requirements. The Acquiror shall not withdraw or modify in a manner adverse to the Company the Acquiror Board Recommendation unless specifically permitted pursuant to the terms of Section 5.3(c).

5.4 Regulatory Approvals. Each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Parties shall, promptly after the date of this Agreement, prepare and file any notification or other document required to be filed in connection with the Merger under any applicable foreign Legal Requirement relating to antitrust or competition matters. The Company and the Acquiror shall respond as promptly as is practicable to respond in compliance with any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters.

5.5 Company Options and Warrants.

(a) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, shall be assumed by the Acquiror and automatically converted into and become an option to purchase Acquiror Common Stock, and such assumed stock options shall remain subject to the terms and conditions of the agreements (including the Company Option Plan) pursuant to which such stock options were granted. All rights with respect to Company Common Stock under Company Options assumed by the Acquiror shall thereupon be converted into rights with respect to Acquiror Common Stock. Accordingly, from and after the Effective Time: (i) each Company Option assumed by the Acquiror may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each Company Option assumed by the Acquiror shall be determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Option, as in effect immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock; (iii) the per share exercise price for Acquiror Common Stock issuable upon exercise of each Company Option assumed by the Acquiror shall be determined by dividing (A) the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by the Acquiror shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option, the Company Options assumed by the Acquiror in accordance with this Section 5.5(a) shall, in accordance with their terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Acquiror Common Stock subsequent to the Effective Time; and (B) the Board of Directors of the Acquiror or a committee thereof shall succeed to the authority and responsibility of the Board of Directors of the Company or any committee thereof with respect to each Company Option assumed by the Acquiror. Notwithstanding anything to the contrary in this Section 5.5(a), the conversion of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Acquiror Common Stock shall be made in a manner consistent with Treasury Regulation Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.

(b) The Acquiror shall file with the SEC, no later than 10 days after the Effective Time, a registration statement on Form S-8 relating to the shares of Acquiror Common Stock issuable with respect to Company Options assumed by the Acquiror in accordance with Section 5.5(a) and shall take all actions reasonably necessary to retain the effectiveness of such Form S-8.

(c) At the Effective Time, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall become converted into and become a warrant to purchase Acquiror Common Stock and the Acquiror shall assume each such Company

Warrant in accordance with its terms. All rights with respect to Company Common Stock or Company Preferred Stock under the Company Warrants assumed by the Acquiror shall thereupon be converted into rights with respect to Acquiror Common Stock. Accordingly, from and after the Effective Time: (i) each Company Warrant assumed by the Acquiror may be exercised solely for shares of Acquiror Common Stock; (ii) the number of shares of Acquiror Common Stock subject to each Company Warrant assumed by the Acquiror shall be determined by multiplying (A) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon conversion of the shares of Company Preferred Stock issuable upon exercise of the Company Warrant, as applicable, that were subject to such Company Warrant immediately prior to the Effective Time by (B) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Acquiror Common Stock; (iii) the per share exercise price for Acquiror Common Stock issuable upon exercise of each Company Warrant assumed by the Acquiror shall be determined by dividing the effective per share exercise price of Company Common Stock or Company Preferred Stock, subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Company Warrant assumed by the Acquiror shall continue in full force and effect and the term and other provisions of such Company Warrant shall otherwise remain unchanged.

(d) At or before the Effective Time, the Company shall, to the extent necessary, cause to be effected, in a manner reasonably satisfactory to the Acquiror, amendments to (i) the Company Option Plan and any other documents governing Company Options and (ii) the Company Warrants and any documents governing the Company Warrants to give effect to the provisions of this Section 5.5.

5.6 Employee Benefits.

(a) The Acquiror and the Company shall cause the Acquiror and the Company to comply with terms of any employment, severance, retention, change of control, or similar agreement specified on Schedule 3.13(e)(ii) of the Acquiror Disclosure Letter (such agreements on Schedule 3.13(e)(ii), the “Acquiror Severance Agreements”) and Schedule 2.13(e) of the Company Disclosure Letter, as of the date of this Agreement, subject to the provisions of such agreements, including the maintenance of COBRA insurance for the Acquiror’s and the Company’s former officers and employees, to the extent required by law.

(b) Subject to the last sentence of this subsection (b), unless notified in writing by the Company not less than three (3) business days prior to the Closing Date, the Acquiror shall terminate any Acquiror Employee Plan that is an “employee benefit plan” within the meaning of ERISA (including the Acquiror’s 401(k) Plan) and any employee leasing arrangement or professional employee organization no later than the day immediately prior to the Closing Date. The Acquiror’s Board of Directors shall adopt resolutions terminating the 401(k) Plan, such resolutions to be subject to the reasonable review and approval by the Company, which shall not be unreasonably withheld, and the Acquiror and the Company shall cooperate in taking such actions (whether before or after the Closing) in furtherance of terminating the Acquiror’s 401(k) Plan to ensure compliance with all requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination. The Acquiror shall terminate any and all group severance, separation, retention and salary continuation plans, programs or arrangements (other than Contracts listed on Schedule 5.6(b) of the Acquiror Disclosure Letter) prior to the Closing Date.

(c) The amount of cash received by the Acquiror under the BCC Nonrecourse Loan shall be no less than the amount of all Acquiror Severance Obligations that are payable in cash and any and all Acquiror Gross-Up Obligations.

5.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of the Acquiror and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Acquiror or the Company (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of the Acquiror or the Company, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL or the WBCA, as applicable for corporate directors or officers. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Acquiror and the Surviving Corporation, jointly and severally, upon receipt by the Acquiror or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL or the WBCA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) The certificate of incorporation and bylaws of the Surviving Corporation and the articles of incorporation and bylaws of the Acquiror shall contain, and the Acquiror shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of each of the Acquiror and the Company than are presently set forth in the certificate of incorporation and bylaws of the Company and the articles of incorporation and bylaws of the Acquiror, as applicable, which provisions shall not be amended, modified or repealed for a period of six years time from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of the Acquiror or the Company.

(c) The Company shall purchase an insurance policy, with an effective date as of the Closing, which maintains in effect for six years from the Closing the current directors’ and officers’ liability insurance policies maintained by the Company (provided, that the Acquiror may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable to the insured); provided, however, that in no event shall the Company be required to expend pursuant to this Section 5.7(c) more than an amount equal to 200% of current annual premiums paid by the Company for such insurance.

(d) For six years after the Effective Date, Acquiror shall maintain in effect directors and officers liability policy on terms no less favorable and in an amount covering each present and former director and officer of the Acquiror under the Acquiror’s directors and officers insurance policy on the date hereof, and the Acquiror shall purchase a “tail” insurance policy prior to the effective date for such purpose (the “Acquiror Tail Insurance”).

(e) The Acquiror shall pay all expenses, including reasonable attorneys’ fees, that may be incurred by the persons referred to in this Section 5.7 in connection with their enforcement of their rights provided in this Section 5.7.

(f) The provisions of this Section 5.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Acquiror and the Company by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.

(g) In the event the Acquiror or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Acquiror or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.7. The Acquiror shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.7.

5.8 Additional Agreements.

(a) Subject to Section 5.8(b), the Parties shall use commercially reasonable efforts to cause to be taken all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.8(b), each Party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) reasonably required to be made and given by such Party in connection with the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such Party in connection with the Merger or any of the other Contemplated Transactions or for such Contract to remain in full force and effect; (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Merger or any of the other Contemplated Transactions; and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding anything to the contrary contained in this Agreement, no Party shall have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Merger or any of the other Contemplated Transactions if such Party determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

(c) The Acquiror shall terminate or sublease (to a sublessee reasonably acceptable to the Company) its current facilities leases.

(d) The Acquiror shall obtain the resignations of, or terminate, all of its officers and employees, except for those listed on Schedule 5.8(d)(i) of the Acquiror Disclosure Letter, effective no later than immediately prior to the Effective Time, and deliver evidence of such resignations and/or terminations to the Company at or prior to the Effective Time. The Board of Directors of the Acquiror shall appoint each of the individuals set forth on Schedule 5.8(d)(ii) as officers of the Acquiror, effective as of the Effective Time.

(e) The Acquiror and the Company shall obtain the resignations of, or terminate, all of their respective directors, except for those listed on Schedule 5.8(e)(i) of the Acquiror Disclosure Letter or Company Disclosure Letter, respectively, effective no later than immediately prior to the Effective Time, and deliver evidence of such resignations and/or terminations to the other Party at or prior to the Effective Time. The Acquiror shall take such actions as necessary to reduce the size of its Board of Directors to seven (7) members, effective prior to, at or immediately following the Effective Time and to appoint, effective as of the Effective Time, the following persons to serve as members of the Board of Directors of the Acquiror: Ronald A. Martell and such other current member of the Acquiror’s Board of Directors as selected by the Acquiror’s Board of Directors prior to the Effective Time (the “Remaining Acquiror Directors”), and Meenu Chhabra, Steven Gillis, Ph.D., Michael Steinmetz, Ph.D., Carl Weissman and one person to be appointed by a majority of the six members of the Board of Directors of the Acquiror who are elected pursuant to this Section 5.8(e) (such five Persons, the “Additional Directors”), each to serve as members of the Board of Directors of the Acquiror, and the Board of Directors of the Acquiror shall cause such directors to be nominated at the next annual meeting of shareholders of the Acquiror.

(f) The Company shall not enter into any agreement with respect to the Note and Warrant Purchase Agreement to extend the date of the Fourth Closing beyond July 31, 2011.

(g) The Company shall effect the conversion of all convertible promissory notes issued by the Company, including but not limited to the convertible promissory notes issued under the Note and Warrant Purchase Agreement, into Company Capital Stock in accordance with the terms of such notes, prior to or upon the Effective Time.

5.9 Disclosure. Without limiting any of either Party’s obligations under the Confidentiality Agreement, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure (to any customers or employees of such Party, to the public or otherwise) regarding the Merger or any of the other Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Legal Requirements and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and the Acquiror may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or the Acquiror in compliance with this Section 5.9.

5.10 Listing. The Acquiror shall use its commercially reasonable efforts to maintain its existing listing on the Nasdaq Capital Market, to obtain approval of the listing of the combined company on the Nasdaq Capital Market and to cause the shares of the Acquiror Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the Nasdaq Capital Market at or prior to the Effective Time.

5.11 Tax Matters.

(a) The Acquiror, the Merger Sub and the Company shall use their respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any affiliate or any Subsidiary to, take any actions or cause any action to be taken which could reasonably be expected to prevent the Merger from qualifying, as a “reorganization” under Section 368(a) of the Code.

(b) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Acquiror, the Merger Sub and the Company shall treat and shall not take any tax reporting position inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code for U.S. federal, state and other relevant Tax purposes, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) The Parties shall cooperate and use their commercially reasonable efforts in order for the Company to obtain the opinion of Fenwick & West LLP, in form and substance reasonably acceptable to the Company, dated as of the Closing (the “Fenwick Opinion”), and the Acquiror to obtain the opinion of Perkins Coie LLP, in form and substance reasonably acceptable to the Acquiror, dated as of the Closing (the “Perkins Opinion”) to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinions, for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. As a condition precedent to the rendering of such opinions, the Acquiror (and the Merger Sub) and the Company shall, as of the Effective Time, execute and deliver to Fenwick & West LLP and Perkins Coie LLP tax representation letters, dated and executed as of the dates of such opinions, in form and substance reasonably acceptable to Perkins Coie LLP, Fenwick & West LLP, the Acquiror and the Company (the “Tax Representation Letters”), on which such Tax Representation Letters Fenwick & West LLP and Perkins Coie LLP shall be entitled to rely.

(d) The Company shall use commercially reasonable efforts to cause Fenwick & West LLP to deliver to it and the Acquiror shall use commercially reasonable efforts to cause Perkins Coie LLP to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. As a condition precedent to the rendering of such opinions, the Acquiror (and the Merger Sub) and the Company shall execute and deliver to Fenwick & West LLP and Perkins Coie LLP tax representation letters in form and substance reasonably acceptable to Perkins Coie LLP, Fenwick & West LLP, the Acquiror and the Company, on which such tax representation letters Fenwick & West LLP and Perkins Coie LLP shall be entitled to rely.

(e) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Company’s stockholders when due, and the Company’s stockholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Acquiror will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Company’s stockholders shall provide the Acquiror with (A) evidence reasonably satisfactory to the Acquiror that such Transfer Taxes have been paid by the Company’s stockholders and (B) a clearance certificate or similar documents which may be required by any Tax authority to relieve the Acquiror of any obligation to withhold any portion of the payments to the Company’s stockholders pursuant to this Agreement. The Company’s stockholders shall be entitled to any Tax refund that relates to Transfer Taxes incurred in connection with this Agreement.

5.12 Legends. The Acquiror shall be entitled to place appropriate legends on the certificates evidencing any shares of Acquiror Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of the Acquiror for purposes of Rule 145 under the Securities Act reflecting the restrictions set forth in Rule 145 and to issue appropriate stop transfer instructions to the transfer agent for the Acquiror Common Stock.

5.13 Cooperation. Each Party shall cooperate reasonably with the other Party and shall provide the other Party with such assistance as may be reasonably requested for the purpose of facilitating the performance by each Party of their obligations under this Agreement and to enable the combined entity to continue to meet its obligations following the Closing.

5.14 Termination of Certain Agreements and Rights. The Company shall use its commercially reasonable efforts to terminate that certain Amended and Restated Investors Rights Agreement dated October 22, 2007 by and between the Company, the Investors and the Key Holders who are parties thereto and the Amended and Restated Stockholders Agreement dated October 22, 2007 by and between the Company and the Stockholders who are parties thereto. The Acquiror shall use its commercially reasonable efforts to terminate that certain Securities Purchase Agreement dated February 1, 2006 by and between NeoRx Corporation and the Purchaser listed on Exhibit A thereto.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH PARTY

The obligations of each Party to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

6.1 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Form S-4 Registration Statement.

6.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement which has the effect of making the consummation of the Merger illegal.

6.3 Stockholder Approval. This Agreement, the Merger and the other Contemplated Transactions shall have been duly adopted and approved by the Required Company Stockholder Vote, and the Acquiror Shareholder Approval Matter shall have been duly approved by the Required Acquiror Shareholder Vote.

6.4 Listing. The approval of the initial listing of the common stock of the combined company on the Nasdaq Capital Market shall have been obtained and the shares of Acquiror Common Stock to be issued in the Merger shall be approved for listing (subject to official notice of issuance) on the Nasdaq Capital Market as of the Effective Time.

6.5 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be any Legal Proceeding pending by any Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from the Acquiror, the Merger Sub or the Company any damages or other relief that may be material to the Acquiror or the Company; (c) seeking to prohibit or limit in any material and adverse respect a Party’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the capital stock of the Acquiror; (d) that would materially and adversely affect the right or ability of the Acquiror or the Company to own the assets or operate the business of the Acquiror or the Company; or (e) seeking to compel the Company, the Acquiror or any Subsidiary of the Acquiror to dispose of or hold separate any material assets as a result of the Merger.

Section 7. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR AND MERGER SUB

The obligations of the Acquiror and the Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Acquiror, at or prior to the Closing, of each of the following conditions:

7.1 Accuracy of Representations. The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

7.2 Performance of Covenants. Each of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

7.3 Agreements and Other Documents. The Acquiror shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) the Perkins Opinion dated as of the Closing Date and addressed to the Acquiror; provided that the Acquiror may obtain a substantially equivalent opinion addressed to it from Fenwick & West LLP in satisfaction of this condition. The condition set forth in this Section 7.3(a) shall not be waivable by the Acquiror after receipt of the Company Stockholder Approval and the Acquiror Shareholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer and acting Chief Financial Officer of the Company confirming that the conditions set forth in Sections 7.1, 7.2, 7.4, 7.5 have been duly satisfied; and

(c) a certificate duly authorized and executed by the acting Chief Financial Officer of the Company in form acceptable to the Acquiror, certifying that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code and otherwise satisfying the requirements of Treasury Regulation Section 1.1445 – 2(c)(3).

7.4 Company Cash and Cash Equivalents. The sum of the Company’s cash and cash equivalents as of the Determination Date shall have been at least Three Hundred Thousand Dollars ($300,000).

7.5 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

Section 8. ADDITIONAL CONDITIONS PRECEDENT TO OBLIGATION OF COMPANY

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written wavier by the Company, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The representations and warranties of the Acquiror and the Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Acquiror Material Adverse Effect, or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Acquiror Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

8.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Acquiror or the Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

8.3 Documents. The Company shall have received the following documents:

(a) the Fenwick Opinion dated as of the Closing Date and addressed to the Company; provided that the Company may obtain a substantially equivalent opinion addressed to it from Perkins Coie LLP in satisfaction of this condition. The condition set forth in this Section 8.3(a) shall not be waivable by the Company after receipt of the Company Stockholder Approval and the Acquiror Shareholder Approval unless further stockholder approvals are obtained with appropriate disclosure;

(b) a certificate executed by the Chief Executive Officer of the Acquiror confirming that the conditions set forth in Sections 8.1, 8.2, 8.4, 8.5, 8.6 and 8.7 have been duly satisfied; and

(c) Lock-Up Agreements executed by the individuals and entities listed on Schedule 8.3(c) of the Company Disclosure Letter.

8.4 Acquiror Net Debt. The Acquiror Net Debt as of the Determination Date shall have been no more than Six Million Dollars ($6,000,000).

8.5 Board of Directors. The Acquiror shall have caused the Board of Directors of the Acquiror to be constituted as set forth in Section 5.8(e) of this Agreement.

8.6 No Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Acquiror Material Adverse Effect that is continuing.

8.7 BCC Nonrecourse Loan. The Acquiror shall have received the cash sum of not less than Two Million Four Hundred Thousand Dollars ($2,400,000) pursuant to the BCC Nonrecourse Loan.

Section 9. TERMINATION

9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Merger and issuance of Acquiror Common Stock in the Merger by the Acquiror’s shareholders, unless otherwise specified below):

(a) by mutual written consent duly authorized by the Boards of Directors of the Acquiror and the Company;

(b) by either the Acquiror or the Company if the Merger shall not have been consummated by October 31, 2011; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, provided, further, that, in the event that the SEC has not declared the Form S-4 Registration Statement effective under the Securities Act by August 31, 2011, then either Party shall be entitled to extend the date for termination of this Agreement pursuant to this Section 9.1(b) for an additional sixty (60) days, provided, further, that, in the event that any dispute pursuant to Section 1.8 has not been resolved in accordance therewith by such date, then the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party for the duration of such dispute;

(c) by either the Acquiror or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d) by either the Acquiror or the Company if (i)(A) the Acquiror Shareholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Acquiror’s shareholders shall have taken a final vote on the Merger and the issuance of shares of Acquiror Common Stock in the Merger and (B) the Merger or any of the issuance of Acquiror Common Stock in the Merger shall not have been approved at the Acquiror Shareholders’ Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Required Acquiror Shareholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Acquiror where the failure to obtain the Required Acquiror Shareholder Vote shall have been caused by the action or failure to act of the Acquiror; or (ii) the Company shall not have obtained sufficient Company Stockholder Written Consents to constitute the Company Stockholder Approval with the Required Company Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company where the failure to obtain the Required Company Stockholder Vote shall have been caused by the action or failure to act of the Company;

(e) by the Company (at any time prior to the approval of the issuance of the Acquiror Common Stock in the Merger by the Required Acquiror Shareholder Vote) if an Acquiror Triggering Event shall have occurred;

(f) by the Acquiror (at any time prior to the approval of the Merger by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Acquiror or the Merger Sub set forth in this Agreement, or if any representation or warranty of the Acquiror or the Merger Sub shall have become inaccurate, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in the Acquiror’s or the Merger Sub’s representations and warranties or breach by the Acquiror or the Merger Sub is curable by the Acquiror or the Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Acquiror or the Merger Sub to the Company of such breach or inaccuracy and (ii) the Acquiror or the Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(g) as a result of such particular breach or inaccuracy if such breach by the Acquiror or the Merger Sub is cured prior to such termination becoming effective); or

(h) by the Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, provided, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30 day period commencing upon delivery of written notice from the Company to the Acquiror of such breach or inaccuracy and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3, and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any Party from any liability for fraud or any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses (including fees of counsel and accountants of the Company and the Acquiror incurred in preparing and reviewing the Proxy Statement/Prospectus/Information Statement and the Form S-4 Registration Statement), whether or not the Merger is consummated.

(b) If this Agreement is terminated by the Company pursuant to Section 9.1(g) as a result of a material, and intentional or willful, breach by the Acquiror of any of its covenants hereunder, or is terminated by the Company pursuant to Section 9.1(d) or (e) and, in the case of termination pursuant to Section 9.1(d), (i) at any time before the Acquiror Shareholders’ Meeting an Acquisition Proposal with respect to the Acquiror shall have been publicly announced or disclosed and (ii) within 12 months after the date of termination of this Agreement, the Acquiror enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated, the Acquiror shall pay to the Company, within ten (10) Business Days after termination (or, in the case of termination pursuant to Section 9.1(d), consummation of an Acquisition Proposal), a nonrefundable fee in an amount equal to $1,000,000.

(c) If this Agreement is terminated by the Acquiror pursuant to Section 9.1(h) as a result of a material, and intentional or willful, breach by the Company of any of its covenants hereunder, or is terminated by the Acquiror pursuant to Section 9.1(d) or (f) and, in the case of termination pursuant to Section 9.1(d), (i) at any time before obtaining the Required Company Stockholder Vote an Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed and (ii) and within 12 months after the date of termination of this Agreement, the Company enters into a definitive agreement with respect to an Acquisition Proposal that is subsequently consummated, the Company shall pay to the Acquiror, within ten (10) Business Days after termination (or, in the case of termination pursuant to Section 9.1(d), consummation of an Acquisition Proposal), a nonrefundable fee in an amount equal to $1,000,000.

(d) If either Party fails to pay when due any amount payable by such Party under Section 9.3(b) or (c), then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 9.3, and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “U.S. Prime Rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

Section 10. MISCELLANEOUS PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, the Merger Sub and the Acquiror contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 10 shall survive the Effective Time.

10.2 Amendment. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and the Acquiror at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after the approval of the Merger or issuance of shares of Acquiror Common Stock in the Merger); provided, however, that after any such adoption and approval of this Agreement by a Party’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of such Party without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company and the Acquiror.

10.3 Waiver.

(a) No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of King, State of Washington; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no Party shall object to the removal of such action or suit to any federal court located in the Western District of Washington; and (c) each of the parties irrevocably waives the right to trial by jury.

10.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

10.7 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 5.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.8 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such Party below (or to such other address or facsimile telephone number as such Party shall have specified in a written notice given to the other parties hereto):

if to the Acquiror or the Merger Sub:

Poniard Pharmaceuticals, Inc.

750 Battery Street

Suite 330

San Francisco, California 94111

Telephone: (650) 583-3789

Facsimile: (650) 583-3774

Attention: Ronald A. Martell, Chief Executive Officer

with a copy to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101

Telephone: (206) 359-8000

Facsimile: (206) 359-9000

Attention:	James R. Lisbakken, Esq.
Faith M. Wilson, Esq.

if to the Company:

Allozyne, Inc.

1600 Fairview Avenue East

Suite 300

Seattle, Washington 98102

Telephone: (206) 518-5799

Fax: (206) 518-5700

Attn: Meenu Chhabra, Chief Executive Officer

with a copy to:

Fenwick & West LLP

1191 Second Avenue, 10th Floor

Seattle, Washington 98101

Telephone: (206) 389-4510

Fax: (206) 389-4511

Attention:	Stephen M. Graham, Esq.
David K. Michaels, Esq.

10.9 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

10.11 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being the addition to any other remedy to which they are entitled at law or in equity.

10.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement, respectively.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

10.13 Disclosure Schedules. The Company Disclosure Letter and the Acquiror Disclosure Schedule shall each be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 2 or Section 3, as applicable. The disclosures in any section or subsection of the Company Disclosure Letter or the Acquiror Disclosure Schedule shall qualify other sections and subsections in Section 2 or Section 3, as applicable, to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Company Disclosure Letter or the Acquiror Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or the Acquiror Material Adverse Effect, or is outside the Ordinary Course of Business.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PONIARD PHARMACEUTICALS, INC.

By:	/s/ Ronald A. Martell
Name:	Ronald A. Martell
Title:	Chief Executive Officer

FV ACQUISITION CORP.

By:	/s/ Ronald A. Martell
Name:	Ronald A. Martell
Title:	President

ALLOZYNE, INC.

By:	/s/ Meenu Chhabra
Name:	Meenu Chhabra
Title:	President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER AND REORGANIZATION]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

“Acquiror” shall mean Poniard Pharmaceuticals, Inc., a Washington corporation.

“Acquiror Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Acquiror within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Acquiror Associate” shall mean any current or former employee, independent contractor, officer or director of the Acquiror or any Acquiror Affiliate.

“Acquiror Author” shall have the meaning set forth in Section 3.8(g).

“Acquiror Board Charters and Policies” shall have the meaning set forth in Section 3.2.

“Acquiror Board Recommendations” shall have the meaning set forth in Section 5.3(b).

“Acquiror Business” shall mean the business of the Acquiror as currently conducted by the Acquiror.

“Acquiror Capital Stock” shall mean the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Common Stock” shall mean the Common Stock, $0.02 par value per share, of the Acquiror.

“Acquiror Contract” shall mean any Contract: (a) to which the Acquiror is a party; (b) by which the Acquiror or any Acquiror Intellectual Property Rights or any other asset of the Acquiror is or may become bound or under which the Acquiror has, or may become subject to, any obligation; or (c) under which the Acquiror has or may acquire any right or interest.

“Acquiror Confidential Information” shall have the meaning set forth in Section 3.8(h).

“Acquiror Current SEC Documents” shall have the meaning set forth in Section 3.5(a).

“Acquiror Disclosure Letter” shall have the meaning set forth in Section 3.

“Acquiror Dispute Notice” shall have the meaning set forth in Section 1.7(b).

“Acquiror Employee Plan” shall have the meaning set forth in Section 3.13(e).

“Acquiror Estimated Net Debt Schedule” shall mean a schedule setting forth, in reasonable detail, the Acquiror’s calculation of the Acquiror Net Debt (using an estimate of the Acquiror’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were determined for the Acquiror’s most recent SEC filings).

“Acquiror Gross-Up Obligation” shall have the meaning set forth in Section 3.13(p).

“Acquiror Intellectual Property” shall mean any and all Acquiror-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Acquiror or any Subsidiary.

“Acquiror Liabilities” shall mean the dollar amount as of the Determination Date, determined in accordance with GAAP (and, to the extent not inconsistent therewith, in a manner consistent with the manner in which such items were historically determined and in accordance with the Acquiror’s Audited Financial Statements and Unaudited Interim Balance Sheet), of the sum (without duplication) of (a) the aggregate Liabilities of the Acquiror and its Subsidiaries that are required by GAAP to be set forth or accrued on a balance sheet, including without limitation the Acquiror’s accounts payable and accrued expenses, (b) the cash cost of any and all accrued and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which the Acquiror is liable in respect of any period ending on or before such date, (c) any remaining fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date incurred by the Acquiror in connection with this Agreement and the Contemplated Transactions or otherwise, whether or not invoiced, and (d) the Acquiror Transaction Expenses; provided, that Acquiror Liabilities, including such Acquiror Liabilities specifically identified in clauses (a) – (d) above, shall not include any of the following Liabilities: (r) any change of control payments or severance payments (including payments for accrued vacation) that are or would become due to any employee of the Acquiror as a result of any termination of the employment of such employee (whether alone or taken together with the Merger) that are to be settled in Acquiror RSUs and not paid in cash; (s) the cash cost of (i) any change of control payments or severance payments (including payments for accrued vacation) that are or would become due to any employee of the Acquiror as a result of any termination of the employment of such employee (whether alone or taken together with the Merger) that are to be paid by the Acquiror from proceeds of the BCC Nonrecourse Loan (but shall exclude any such payments not paid from such proceeds) and (ii) any accrued and unpaid retention payments that are or will become due to any Acquiror employee as of or following the Closing Date that are to be paid by the Acquiror from funds received under the BCC Nonrecourse Loan; (t) any Liabilities under the BCC Nonrecourse Loan; (u) fifty percent (50%) of any Liabilities under the Commercial Picoplatin Active Pharmaceutical Ingredient Manufacturing Agreement between the Acquiror and W.C. Heraeus GmbH, dated as of March 24, 2008; (v) any contingent Liabilities under license agreements and Liabilities under facility and equipment leases that are required by GAAP to be accrued as a liability; (w) accrued and unpaid Cumulative Dividends and contingent Liabilities under redemption provisions of the Acquiror Preferred Stock; (x) any fees payable to the Nasdaq Stock Market LLC in connection with the initial and continued listing of the Acquiror Common Stock; (y) any expenses, costs or Liabilities paid or incurred by Acquiror to secure the Acquiror Tail Insurance for a period of six years from the Effective Date pursuant to Section 5.7(d); and (z) trade accounts payable and accrued expenses that (i) are incurred in the Ordinary Course of Business, (ii) are not more than forty-five (45) days past the invoice date and (iii) do not represent Acquiror Transaction Expenses or employee severance or change of control payments.

“Acquiror Material Adverse Effect” shall mean any effect, change, event, circumstance, or development (any such item, an “Effect”) that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Acquiror Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance of the Acquiror taken as a whole; or (b) the ability of the Acquiror to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute an Acquiror Material Adverse Effect: (1) any Effect resulting from the announcement or pendency of the Merger, (2) any change in the stock price or trading volume of the Acquiror independent of any other event that would be deemed to have an Acquiror Material Adverse Effect, (3) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (4) any change in accounting requirements or principles or any change in applicable laws, rules, regulations or regulatory policies, or the interpretation thereof, or (6) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Acquiror competes.

“Acquiror Material Contract” shall have the meaning set forth in Section 3.9.

“Acquiror Monthly Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Acquiror Net Debt” shall mean the amount of (a) the Acquiror Liabilities minus (b) the Acquiror’s cash and cash equivalents, marketable securities, accounts and interest receivable and deposits (to the extent refundable to the Acquiror), in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Acquiror’s Audited Financial Statements and Unaudited Interim Balance Sheet; provided that the Acquiror Net Debt amount shall not take into account the amount of any and all proceeds from the BCC Nonrecourse Loan to the extent of the aggregate amount of the Acquiror Severance Obligations and Acquiror Gross-Up Obligations to be paid or payable in cash at the Effective Time.

“Acquiror Net Debt Calculation” shall have the meaning set forth in Section 1.6(b).

“Acquiror Net Debt Certificate” shall mean a certificate executed by the acting Chief Financial Officer of the Acquiror dated as of the Closing Date, certifying the amount of the Acquiror Net Debt (including (a) the Acquiror’s balance sheet as of the Determination Date prepared on a consistent basis with the Acquiror Balance Sheet, (b) an itemized list of each Acquiror Liability with a description of the nature of such Acquiror Liability and the Person to whom such Acquiror Liability is owed, (c) an itemized list of each element of the Acquiror’s consolidated current assets, (d) an itemized list of each element of the Acquiror’s consolidated total current liabilities) and (e) an itemized list of each Acquiror Transaction Expense.

“Acquiror Net Debt Difference” shall mean the value of the Acquiror Net Debt (if positive) and otherwise shall mean zero.

“Acquiror Options” shall mean options to purchase shares of Acquiror Common Stock issued by the Acquiror under the Acquiror Stock Plan or the Acquiror Terminated Option Plan.

“Acquiror-Owned Intellectual Property” shall mean (a) any and all Intellectual Property that is owned by the Acquiror or any Subsidiary and (b) any and all other Intellectual Property, to the extent the same is licensed on an exclusive basis to the Acquiror or any Subsidiary by a Third Party under terms and conditions that grant the Acquiror or such Subsidiary the first right to enforce such Intellectual Property.

“Acquiror Permits” shall have the meaning set forth in Section 3.11(b).

“Acquiror Preferred Stock” shall have the meaning set forth in Section 3.3(a).

“Acquiror Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Acquiror or any of its Subsidiaries.

“Acquiror Regulatory Permits” shall have the meaning set forth in Section 3.11(d).

“Acquiror Response Date” shall have the meaning set forth in Section 1.6(c).

“Acquiror RSUs” shall mean restricted stock units issued by the Acquiror under the Acquiror Stock Plan.

“Acquiror SEC Documents” shall have the meaning set forth in Section 3.4(a).

“Acquiror Securityholder” shall mean holders of Acquiror Common Stock, Acquiror Preferred Stock, Acquiror Options or any other security issued by the Acquiror, collectively.

“Acquiror Severance Agreements” shall have the meaning set forth in Section 5.6(a).

“Acquiror Severance Obligation” shall have the meaning set forth in Section 3.13(p).

“Acquiror Share Price” shall mean $0.2270, as adjusted for the reverse stock split for which approval has been sought in the Acquiror’s definitive Proxy Statement on Schedule 14A filed by the Acquiror on April 27, 2011 if such approval has been obtained and such reverse stock split effected prior to the Effective Time.

“Acquiror Shareholder Approval” shall have the meaning set forth in Section 3.20.

“Acquiror Shareholder Approval Matter” shall have the meaning set forth in Section 3.20.

“Acquiror Shareholder Voting and Lock-up Agreements” shall have the meaning set forth in the recitals.

“Acquiror Shareholders’ Meeting” shall have the meaning set forth in Section 5.3(a).

“Acquiror Stock Plan” shall have the meaning set forth in Section 3.3(b).

“Acquiror Subs” shall have the meaning set forth in Section 3.1(a).

“Acquiror Terminated Option Plan” shall have the meaning set forth in Section 3.3(b).

“Acquiror Tail Insurance” shall have the meaning set forth in Section 5.7(d).

“Acquiror Transaction Expenses” shall mean all third party fees, costs, expenses, payments, and expenditures incurred by the Acquiror and the Merger Sub in connection with the Merger and this Agreement and the Contemplated Transactions whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Acquiror and its Subsidiaries notwithstanding any contingencies for earnouts, escrows, etc., and any such fees, costs, expenses, payments, and expenditures incurred by the Acquiror Securityholders paid for or to be paid for by the Acquiror).

An “Acquiror Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of the Acquiror shall have failed to recommend that the Acquiror’s shareholders vote to approve the Acquiror Shareholder Approval Matter or shall for any reason have withdrawn or shall have modified in a manner adverse to the Company the Acquiror Board Recommendation; (b) the Acquiror shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Acquiror Board Recommendation; (c) the Acquiror shall have failed to hold the Acquiror Shareholders’ Meeting within 75 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding by the SEC, in which case such 75 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (d) the Board of Directors of the Acquiror shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Acquiror shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (f) the Acquiror or any director, officer or agent of the Acquiror shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

“Acquiror Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Acquiror as of March 31, 2011, included in the Acquiror’s Report on Form 10-Q for the fiscal quarter ended March 31, 2011, as filed with the SEC prior to the date of the Agreement.

“Acquiror Warrants” shall have the meaning set forth in Section 3.3(b).

“Acquisition Inquiry” shall mean, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand or the Acquiror, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal with such Party.

“Acquisition Proposal” shall mean, with respect to a Party, any offer or proposal, whether written or oral, from a Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such Party or (b) 15% or more of the assets of such Party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the Party or (z) 15% or more of the assets of the Party; provided, however, that none of the following shall be an “Acquisition Proposal” within the meaning of this Agreement: (i) any offer or proposal from a Third Party to purchase, license or otherwise acquire, directly or indirectly, any interest in or right to, Acquiror’s assets, including Intellectual Property, related to picoplatin; (ii) any transaction expressly and specifically contemplated by the BCC Nonrecourse Loan; and (iii) any Post-Signing Financing transaction; provided further that, for purposes of Sections 9.3(b) and (c), all such references to “15%” shall be deemed to be “50%”.

“Additional Directors” shall have the meaning set forth in Section 5.8(e).

“Adjustment Factor” shall be equal to the quotient of, as of the Determination Date and rounded down to the nearest whole number:

(a) the Acquiror Net Debt Difference plus the Aggregate Post-Signing Financing Amount, minus the Company Net Cash Difference;

divided by

(b) the Acquiror Share Price.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the ownership of fifty percent (50%) or more of the equity interest of such Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Post-Signing Financing Amount” shall mean the aggregate gross amount of cash received by the Company in all Post-Signing Financing transactions; provided, however, that such aggregate gross amount shall not exceed Thirty Nine Million Dollars ($39,000,000).

“Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

“Anticipated Closing Date” shall have the meaning set forth in Section 1.6(a).

“BCC” shall mean Bay City Capital LLC or an Affiliate thereof.

“BCC Nonrecourse Loan” shall mean a nonrecourse loan in the principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000) and secured by the Collateral (as such term is defined in the BCC Nonrecourse Loan), to be made by BCC to the Acquiror immediately prior to the Effective Time, on the terms and conditions set forth in the Loan and Security Agreement and the Secured Non-Recourse Promissory Note attached to the Binding Commitment to Lend executed and delivered by BCC to the Acquiror on the date hereof.

“Business Day” shall mean any day other than a day on which banks in the State of Washington are authorized or obligated to be closed.

“Certifications” shall have the meaning set forth in Section 3.4(a).

“Clinical Products” shall mean any pharmaceutical or biological products or medical device products that are, or that at any time during the four years prior to the Effective Time have been, the subject of active clinical trials in humans anywhere in the world.

“Closing” shall have the meaning set forth in Section 1.3.

“Closing Date” shall have the meaning set forth in Section 1.3.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Allozyne, Inc., a Delaware corporation.

“Company Affiliate” shall mean any Person that is (or at any relevant time was) under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

“Company Associate” shall mean any current or former employee, independent contractor, officer or director of the Company or any Company Affiliate.

“Company Audited Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Company Author” shall have the meaning set forth in Section 2.8(g).

“Company Board Charters and Policies” shall have the meaning set forth in Section 2.2.

“Company Board Recommendation” shall have the meaning set forth in Section 5.2(b).

“Company Business” shall mean the business of the Company and its Subsidiaries as currently conducted by the Company or any of its Subsidiaries.

“Company Dispute Notice” shall have the meaning set forth in Section 1.6(c).

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

“Company Confidential Information” shall have the meaning set forth in Section 2.8(h).

“Company Contract” shall mean any Contract: (a) to which the Company is a Party; (b) by which the Company or any Company Intellectual Property Rights or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

“Company Disclosure Letter” shall have the meaning set forth in Section 2.

“Company Employee Plan” shall have the meaning set forth in Section 2.13(e).

“Company Estimated Net Cash Schedule” shall mean a schedule setting forth, in reasonable detail, the Company’s calculation of the Company Net Cash (using an estimate of the Company’s accounts payable and accrued expenses, in each case as of such date and determined in a manner substantially consistent with the manner in which such items were historically determined and in accordance with the Company’s Audited Financial Statements and Unaudited Interim Balance Sheet).

“Company Financials” shall have the meaning set forth in Section 2.4(a).

“Company Intellectual Property” shall mean any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed by the Company or any Subsidiary.

“Company Interim Financial Statements” shall have the meaning set forth in Section 2.4(a).

“Company Liabilities” shall mean the dollar amount as of the Determination Date, determined in accordance with GAAP (and, to the extent not inconsistent therewith, in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s Audited Financial Statements and Unaudited Interim Balance Sheet), of the sum (without duplication) of (a) the aggregate Liabilities of the Company and its Subsidiaries that are required by GAAP to be set forth or accrued on a balance sheet, including without limitation the Company’s accounts payable and accrued expenses, (b) the cash cost of any accrued and unpaid retention payments that are or will become due to any Company employee as of or following the Closing Date, (c) the cash cost of any and all accrued and unpaid Taxes (including estimates from any estimated tax costs arising out of any specific tax review that may be underway at the Effective Time) for which the Company is liable in respect of any period ending on or before such date, (d) any remaining fees and expenses (including, but not limited to, any attorney’s, accountant’s, financial advisor’s or finder’s fees) as of such date incurred by the Company in connection with this Agreement and the Contemplated Transactions or otherwise, whether or not invoiced, (e) the Company Transaction Expenses and (f) any Liabilities related to the performance of the multiple-ascending dose (MAD) study by the Company; provided, that Company Liabilities, including such Company Liabilities specifically identified in clauses (a) – (f) above, shall not include any of the following Liabilities: (w) any Liabilities convertible by their terms into equity securities of the Company at the Effective Time; (x) any Liabilities incurred upon the issuance of warrants in connection with the Liabilities identified in clause (w) and that are required by GAAP to be accrued as a liability; (y) any contingent Liabilities under license agreements and Liabilities under facility and equipment leases that are required by GAAP to be accrued as a liability; and (z) trade accounts payable and accrued expenses that (i) are incurred in the Ordinary Course of Business, (ii) are not more than forty-five (45) days past the invoice date and (iii) do not represent Company Transaction Expenses or Liabilities under long-term Contracts related to the performance of the multiple-ascending dose (MAD) study by the Company.

“Company Material Adverse Effect” shall mean any Effect that, considered together with all other Effects that had occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization, assets (including Intellectual Property), operations or financial performance of the Company taken as a whole; or (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or to perform any of its covenants or obligations under the Agreement in all material respects; provided, however, that none of the following shall be deemed to constitute a Company Material Adverse Effect: (1) any Effect resulting from the announcement or pendency of the Merger, (2) any change in the stock price or trading volume of the Company independent of any other event that would be deemed to have a Company Material Adverse Effect, (3) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (4) any change in accounting requirements or principles or any change in applicable laws, rules, regulations or regulatory policies, or the interpretation thereof, or (5) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes.

“Company Material Contract” shall have the meaning set forth in Section 2.9.

“Company Net Cash” shall mean the amount of (a) the Company’s cash and cash equivalents, marketable securities, accounts and interest receivable and deposits (to the extent refundable to the Company), minus (b) the Company Liabilities, in each case as of such date and determined in a manner consistent with the manner in which such items were historically determined and in accordance with the Company’s Audited Financial Statements and most current unaudited interim balance sheet; minus (c) the Aggregate Post-Signing Financing Amount.

“Company Net Cash Calculation” shall have the meaning set forth in Section 1.7(a).

“Company Net Cash Certificate” shall mean a certificate executed by the acting Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of the Company Net Cash (including (a) the Company’s balance sheet as of the Determination Date prepared on a consistent basis with the Company Balance Sheet, (b) an itemized list of each

Company Liability with a description of the nature of such the Company Liability and the Person to whom such Company Liability is owed, (c) an itemized list of each element of the Company’s consolidated current assets, (d) an itemized list of each element of the Company’s consolidated total current liabilities) and (e) an itemized list of each Company Transaction Expense.

“Company Net Cash Difference” shall mean the amount by which the Company Net Cash is less than the Company Net Cash Minimum (or shall mean zero if the Company Net Cash exceeds the Company Net Cash Minimum) as of the Determination Date.

“Company Net Cash Minimum” shall mean zero dollars.

“Company Options” shall mean options to purchase shares of Company Common Stock issued by the Company.

“Company-Owned Intellectual Property” shall mean (a) any and all Intellectual Property that is owned by the Company or any Subsidiary and (b) any and all other Intellectual Property, to the extent the same is licensed on an exclusive basis to the Company or any Subsidiary by a Third Party under terms and conditions that grant the Company or such Subsidiary the first right to enforce such Intellectual Property.

“Company Permits” shall have the meaning set forth in Section 2.11(b).

“Company Preferred Stock” shall mean collectively the Series A Preferred Stock, Series B-1 Preferred Stock and Series B-2 Preferred Stock of the Company.

“Company Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (c) registered Internet domain names; (d) registered copyrights and applications for copyright registration; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company Regulatory Permits” shall have the meaning set forth in Section 2.11(d).

“Company Response Date” shall have the meaning set forth in Section 1.7(b).

“Company Securityholder” shall mean holders of Company Capital Stock, Company Options or any other security issued by the Company, collectively.

“Company Stock Certificate” shall have the meaning set forth in Section 1.9.

“Company Stock Option Plan” shall have the meaning set forth in Section 2.3(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 2.20.

“Company Stockholder Voting and Lock-up Agreements” shall have the meaning set forth in the recitals.

“Company Stockholder Written Consent” shall have the meaning set forth in Section 5.2(a).

“Company Transaction Expenses” shall mean all third party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the Merger and this Agreement and the Contemplated Transactions whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company and its Subsidiaries notwithstanding any contingencies for earnouts, escrows, etc., and any such fees, costs, expenses, payments, and expenditures incurred by Company Securityholders paid for or to be paid for by the Company).

A “Company Triggering Event” shall be deemed to have occurred if: (a) the Board of Directors of the Company shall have failed to recommend that the Company’s stockholders vote to approve the Merger or shall for any reason have withdrawn or shall have modified in a manner adverse to the Acquiror the Company Board Recommendation; (b) the Company shall have failed to include in the Proxy Statement/Prospectus/Information Statement the Company Board Recommendation; (c) the Company shall have failed to obtain sufficient Company Stockholder Written Consents to constitute the Company Stockholder Approval within 75 days after the Form S-4 Registration Statement is declared effective under the Securities Act (other than to the extent that the Form S-4 Registration Statement is subject to any stop order or proceeding by the SEC, in which case such 75 day period shall be tolled for so long as such stop order remains in effect or proceeding or threatened proceeding remains pending); (d) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 4.5); or (f) the Company or any director, officer or agent of the Company shall have willfully and intentionally breached the provisions set forth in Section 4.5 of the Agreement.

“Company Unaudited Interim Balance Sheet” shall mean the unaudited balance sheet of the Company as of March 31, 2011, provided to the Acquiror prior to the date of this Agreement.

“Company Warrants” shall mean warrants to purchase shares of Company Common Stock or Company Preferred Stock issued by the Company as set forth in Section 2.3(b).

“Confidentiality Agreement” shall mean the Mutual Non-Disclosure Agreement dated November 17, 2010, between the Company and the Acquiror.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” shall mean the Merger and the other transactions and actions contemplated by the Agreement, including the BCC Nonrecourse Loan.

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law.

“Costs” shall have the meaning set forth in Section 5.7(a).

“Cumulative Dividends” shall have the meaning set forth in Section 3.10.

“D&O Indemnified Parties” shall have the meaning set forth in Section 5.7(a).

“Determination Date” shall have the meaning set forth in Section 1.6(a).

“DGCL” shall mean the Delaware General Corporation Law, as amended.

“Dispute Notice” shall have the meaning set forth in Section 1.7(b).

“Dissenting Shares” shall have the meaning set forth in Section 1.11.

“Drug Regulatory Agency” shall have the meaning set forth in Section 2.11(c).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 1.10.

“Exchange Fund” shall have the meaning set forth in Section 1.10(a).

“Exchange Ratio” shall be equal to the quotient of, as of the Determination Date and rounded to nearest one hundred thousandth (i.e., four places past the decimal):

(A)	the sum of (1) the product of the total number of outstanding shares of the Acquiror Common Stock on a Fully-Diluted Basis, multiplied by ((1/.35) - 1) and (2) the Adjustment Factor;

divided by

(B)	the total number of outstanding shares of Common Stock of the Company on a Fully-Diluted Basis.

“Existing Acquiror D&O Policies” shall have the meaning set forth in Section 3.15(b).

“Existing Company D&O Policies” shall have the meaning set forth in Section 2.15(b).

“FDA” shall have the meaning set forth in Section 2.11(c).

“FDCA” shall have the meaning set forth in Section 2.11(c).

“Fenwick Opinion” shall have the meaning set forth in Section 5.11(c).

“Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by the Acquiror in connection with issuance of Acquiror Common Stock in the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

“Fully-Diluted Basis” shall mean, as to any Party, (a) all outstanding shares of debt or equity securities of such Party that are convertible into or exchangeable for shares of capital stock of such Party and (b) all outstanding options, warrants and other rights to acquire shares of common stock of such Party, whether directly or indirectly, and all outstanding options, warrants and rights to acquire other securities convertible into or exchangeable for shares of such Party’s common stock, but excluding any shares reserved for unissued stock options as of the Effective Time.

“GAAP” shall have the meaning set forth in Section 2.4(a).

“Governmental Authority” shall mean any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

“Grant Date” shall have the meaning set forth in Section 2.13(f).

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” shall mean (A) Intellectual Property Rights; and (B) Proprietary Information and Technology.

“Intellectual Property Rights” shall mean any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Key Employee” shall mean, with respect to the Company or the Acquiror, an executive officer or any employee that reports directly to the Board of Directors or Chief Executive Officer or Chief Operating Officer.

“Knowledge” shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (A) an individual, if used in reference to an individual or (B) with respect to any Person that is not an individual, the chief executive officer, chief financial officer, chief medical officer and chief legal officer of such Person (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”).

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” shall mean any federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ Stock Market or the Financial Industry Regulatory Authority).

“Liability” shall have the meaning set forth in Section 2.10.

“made available” shall mean, except with respect to any document referenced as “made available” in Section 3.11(d), that such document in question (a) has been posted to the virtual data room managed by the Party making such document available (with respect to the Acquiror, either ftp://ftp.poniard.com or https://bdr131308.bmcgroup.com; and with respect to the Company, https://extranet2.fenwick.com/clients/27575/00600/default.aspx), or (b) with respect to the Acquiror, has been filed with the SEC, is accessible on the SEC’s website via its EDGAR system and has been expressly identified in the Acquiror’s most recent Annual Report on Form 10-K, proxy statement, or subsequent current or periodic reports filed with the SEC or any exhibits thereto, in all cases, on or before June 21, 2011. For purposes of Section 3.11(d), “made available” shall mean that documents relating to the Acquiror’s picoplatin product candidate (a) have been posted to the virtual data room managed by the Acquiror making such document available (either ftp://ftp.poniard.com or https://bdr131308.bmcgroup.com), or (b) that are located in physical files maintained at an off-site storage facility, to which the Company was afforded access.

“Merger” shall have the meaning set forth in the recitals.

“Merger Sub” shall mean FV Acquisition Corp., a Delaware corporation.

“Multiemployer Plan” shall mean (A) a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Multiple Employer Plan” shall mean (A) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA, or (B) a plan which if maintained or administered in or otherwise subject to the laws of the United States would be described in paragraph (A).

“Note and Warrant Purchase Agreement” shall mean the Amended and Restated Convertible Promissory Note and Warrant Purchase Agreement dated as of May 23, 2011 between the Company and the Purchasers listed on Schedule I thereto.

“Ordinary Course of Business” shall mean, in the case of each of the Company and the Acquiror (or the Merger Sub), such actions taken in the ordinary course of its normal operations and consistent with its past practices, and consistent with the operating plans delivered to the other Party.

“Party” or “Parties” shall mean the Company, the Merger Sub and the Acquiror.

“Perkins Opinion” shall have the meaning set forth in Section 5.11(c).

“Permitted Encumbrances” shall mean: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; (E) liens in favor of customs and revenue authorities arising as a matter of Legal Requirements to secure payments of customs duties in connection with the importation of goods, (F) non-exclusive licenses of Intellectual Property by such Party or its Subsidiary in the Ordinary Course of Business, (G) minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of such Party and (H) with respect to the Acquiror, the security interest contemplated by the BCC Nonrecourse Loan.

“Person” shall mean any individual, Entity or Governmental Body.

“Post-Signing Financing” shall mean any and all sales by the Company of Company Capital Stock, warrants to purchase Company Common Stock, or securities that by their terms will convert into Company Capital Stock upon, or prior to, the Effective Time, in a single capital raising transaction or in a series of related capital raising transactions, in each case occurring after the date of this Agreement and before the Closing and in each case having a conversion price and warrant exercise price that is no less than, and warrant coverage no greater than, the securities issued pursuant to the Note and Warrant Purchase Agreement; provided that the sales of convertible promissory notes and warrants to purchase Company Common Stock by the Company in one or more closings beginning on May 24, 2011 pursuant to the Note and Warrant Purchase Agreement shall be a Post-Signing Financing.

“Pre-Closing Period” shall have the meaning set forth in Section 4.1.

“Proprietary Information and Technology” shall mean any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.

“Proxy Statement/Prospectus/Information Statement” shall mean the proxy statement/prospectus/information statement to be sent to the Acquiror’s shareholders in connection with the Acquiror Shareholders’ Meeting and to the Company’s stockholders in connection with the approval of this Agreement and the Merger by signing the Company Stockholder Written Consents.

“Remaining Acquiror Directors” shall have the meaning set forth in Section 5.8(e).

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Required Acquiror Shareholder Vote” shall have the meaning set forth in Section 3.20.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.20.

“Response Date” shall have the meaning set forth in Section 1.7(b).

“Reviewing Accounting Firm” shall have the meaning set forth in Section 1.8(b).

“S-4 Effective Date” shall have the meaning set forth in Section 5.1(a).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Stockholder” shall mean each stockholder of the Company, and “Stockholders” shall mean all stockholders of the Company, in each case as determined immediately prior to the Effective Time.

An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” shall mean an unsolicited bona fide written offer by a third party to enter into (a) a merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction as a result of which either (i) the Party’s stockholders prior to such transaction in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate company entity thereof) or (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) directly or indirectly acquires beneficial ownership of securities representing 50% or more of the voting power of the Party’s capital stock then outstanding or (b) a sale, lease, exchange transfer, license, acquisition or disposition of any business or other disposition of at least 50% of the assets of the Party or its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement; and (ii) is on terms and conditions that the Board of Directors of the Acquiror or the Company, as applicable, determines, in its reasonable, good faith judgment, after obtaining and taking into account such matters that its Board of Directors deems relevant following consultation with its outside legal counsel and financial advisor: (x) is reasonably likely to be more favorable, from a financial point of view, to the Acquiror’s shareholders or the Company’s stockholders, as applicable, than the Merger and the other Contemplated Transactions; and (y) is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Tax” shall mean any federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest, whether disputed or not.

“Tax Representation Letters” shall have the meaning set forth in Section 5.11(c).

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party” shall mean any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Acquiror, the Merger Sub, the Company or any Affiliates thereof.

“Third Party Intellectual Property” shall mean Intellectual Property owned by a third party.

“Transfer Taxes” shall have the meaning set forth in Section 5.11(e).

“Treasury Regulations” shall mean the United States Treasury regulations promulgated under the Code.

“WBCA” shall mean the Washington Business Corporation Act, as amended.

EXHIBIT B

FORM OF COMPANY STOCKHOLDER AGREEMENT AND IRREVOCABLE PROXY

This STOCKHOLDER AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of June 22, 2011, by and between Poniard Pharmaceuticals, Inc., a Washington corporation (the “Acquiror”), and the undersigned stockholder (“Stockholder”) of Allozyne, Inc., a Delaware corporation (the “Company”).

RECITALS

A. WHEREAS, the execution and delivery of this Agreement by Stockholder is a material inducement to the willingness of Acquiror to enter into that certain Agreement and Plan of Merger, dated as of June 22, 2011 (the “Merger Agreement”), by and among Acquiror, FV Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror (the “Merger Sub”), and the Company, pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of the Acquiror.

B. WHEREAS, Stockholder understands and acknowledges that the Company, the Merger Sub and the Acquiror are entitled to rely on (i) the truth and accuracy of Stockholder’s representations contained herein and (ii) Stockholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Prior to the Expiration Time (as defined in Section 1(d)), Stockholder shall not, directly or indirectly:

(i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Shares (as defined in Section 5) or any New Shares (as defined in Section 1(d)), or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time;

(ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2; or

(iii) in its capacity as a Stockholder of the Company, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of

Stockholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or in the Company Stockholder Written Consent (as defined in Section 1(d)).

(b) Following the Effective Time, Stockholder shall not, directly or indirectly transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber any Lock-Up Shares (as defined in Section 1(d)) or enter into any Hedging Transaction (as defined in Section 1(d)) relating to the Lock-Up Shares (each of the foregoing referred to as a “Disposition”) until the date that is six (6) months after the Effective Time.

(c) Notwithstanding the restrictions set forth in clauses (a) and (b) of this Section 1:

(i) if Stockholder is an individual, Stockholder may transfer Shares, New Shares or Lock-Up Shares to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family for estate planning purposes; and, if Stockholder is a private equity or venture capital fund, Stockholder may distribute Shares, New Shares or Lock-Up Shares to its partners, members and equity holders or transfer Shares, New Shares or Lock-Up Shares to any affiliate of the Stockholder or any investment fund or other entity controlled or managed by Stockholder in a transaction not involving a disposition for value; provided, that, in any such case it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement stating that the transferee or distributee is receiving and holding the Shares, New Shares or Lock-Up Shares subject to the provisions of this Agreement;

(ii) in the event the U.S. Internal Revenue Service or other applicable tax authority challenges the treatment of the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, Stockholder shall be released from the transfer restrictions imposed on the Lock-Up Shares pursuant to this Agreement to the extent reasonably necessary to cover the resulting, or anticipated as the resulting, tax liability to Stockholder by virtue of the Merger and the merger consideration received by Stockholder pursuant to the Merger Agreement not qualifying for such tax-free treatment;

(iii) nothing contained herein will be deemed to restrict the ability of Stockholder to exercise any Company Options or Company Warrants held by Stockholder; and

(d) The following terms shall have the following meanings for purposes of this Agreement:

(i) “Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, from a Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such Party or (b) 15% or more of the assets of such Party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the Party or (z) 15% or more of the assets of the Party; provided, however, that none of the following shall be an “Acquisition Proposal” within the meaning of this Agreement: (i) any offer or proposal from a Third Party to purchase, license or otherwise acquire, directly or indirectly, any interest in or right to, the Collateral (as defined in the BCC Nonrecourse Loan Agreement); (ii) any transaction expressly and specifically contemplated by the BCC Nonrecourse Loan Agreement; and (iii) any Post-Signing Financing transaction; provided further that, for purposes of Sections 9.3(b) and (c), all such references to “15%” shall be deemed to be “50%”.

(ii) “BCC Nonrecourse Loan Agreement” means the Loan and Security Agreement between the Acquiror and Bay City Capital Fund IV, L.P., to be entered into in connection with the Closing.

(iii) “Business Day” means any day other than a day on which banks in the State of Washington are authorized or obligated to be closed.

(iv) “Closing” means the consummation of the Merger.

(v) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(vi) “Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

(vii) “Company Options” means options to purchase shares of Company Common Stock issued by the Company.

(viii) “Company Preferred Stock” means collectively the Series A Preferred Stock, $0.001 par value per share; Series B-1 Preferred Stock, $0.001 par value per share; and Series B-2 Preferred Stock, $0.001 par value per share, of the Company.

(ix) “Company Stockholder Written Consent” means the approval by written consent from the Company’s stockholders for purposes of adopting the Merger Agreement and approving the Merger and all of the other transactions contemplated in the Merger Agreement.

(x) “Company Warrants” means warrants to purchase shares of Company Common Stock or Company Preferred Stock issued by the Company.

(xi) “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable law.

(xii) “Effective Time” means the time as of which the Merger becomes effective.

(xiii) “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(xiv) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xv) “Expiration Time” means the earliest of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms and (iii) such date and time designated by mutual agreement of the Acquiror and the Company and delivered in a written notice to Stockholder.

(xvi) “Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

(xvii) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

(xviii) “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Lock-Up Shares.

(xix) “Lock-Up Shares” means the shares of Acquiror Common Stock to be issued to Stockholder in the Merger, together with any additional shares of Acquiror Common Stock that may be issued from time to time with respect to such shares, including without limitation, in connection with any stock split, stock dividend, recapitalization or reorganization.

(xx) “New Shares” means any shares of Company Capital Stock or other securities of the Company that Stockholder purchases or with respect to which Stockholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of Company Options or Company Warrants to purchase Shares.

(xxi) “Note and Warrant Purchase Agreement” means the Amended and Restated Convertible Promissory Note and Warrant Purchase Agreement dated as of May 23, 2011 between the Company and the Purchasers listed on Schedule I thereto.

(xxii) “Party” or “Parties” means the Company, the Merger Sub and the Acquiror.

(xxiii) “Person” means any individual, Entity or Governmental Body.

(xxiv) “Post-Signing Financing” means any and all sales by the Company of Company Capital Stock, warrants to purchase Company Common Stock, or securities that by their terms or by the terms of this Agreement will convert into Company Capital Stock upon, or prior to, the Effective Time, in a single capital raising transaction or in a series of related capital raising transactions, in each case occurring after the date of this Agreement and before the Closing and in each case having a conversion price and warrant exercise price that is no less than, and warrant coverage no greater than, the securities issued pursuant to the Note and Warrant Purchase Agreement; provided that the sales of convertible promissory notes and warrants to purchase Company Common Stock by the Company in one or more closings beginning on May 24, 2011 pursuant to the Note and Warrant Purchase Agreement shall be a Post-Signing Financing.

(xxv) “Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Acquiror, the Merger Sub, the Company or any affiliates thereof.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the stockholders of the Company with respect to any of the following matters, Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the Shares and any New Shares in favor of adoption and approval of the Merger and the Merger Agreement, and against any Acquisition Proposal.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Stockholder from (i) acting in Stockholder’s capacity as a director of the Company, or (ii) voting in Stockholder’s sole discretion on any matter other than matters referred to in Section 2(a) hereof, such as, by way of example, a request to stockholders of the Company for approval pursuant to Section 280G of the Internal Revenue Code of 1986, as amended, of compensation payable to certain officers or employees of the Company in connection with the Merger, it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Stockholder shall deliver to the Acquiror a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of stockholders of the Company or action or approval by written resolution or consent of stockholders of the Company with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Stockholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Stockholder, (i) Stockholder hereby revokes any and all prior proxies (other than the Proxy) given by Stockholder with respect to the subject matter contemplated by the Proxy and the Acquiror hereby consents to the revocation of any and all such prior proxies given by Stockholder to the Acquiror with respect to such subject matter, and (ii) Stockholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of the Proxy, until after the Expiration Time.

4. Election to Convert Convertible Promissory Notes. Pursuant to Section 1(c) of the outstanding convertible promissory note(s) issued to and held by Stockholder under that certain Amended and Restated Convertible Promissory Note and Warrant Purchase Agreement dated as of May 23, 2011 (the “Notes”), Stockholder hereby elects to convert into Existing Preferred Stock (as defined in the Notes) all of the outstanding principal amounts and any interest accrued thereon of the Notes in accordance with the terms of the Notes, contingent on the occurrence of, and effective as of immediately prior to, the Effective Time.

5. Representations, Warranties and Covenants of Stockholder. Stockholder hereby represents, warrants and covenants to the Acquiror as follows:

(a) Stockholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Company Capital Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Stockholder, or over which Stockholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Stockholder’s entire interest in the outstanding shares of Company Capital Stock and Stockholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Company. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Stockholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Stockholder under the partnership agreement or operating agreement governing Stockholder and applicable partnership or limited liability company law, or if Stockholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). At the Expiration Time, the Shares will be free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of Stockholder under this Agreement or of the parties to this Agreement. Stockholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Stockholder is the legal and beneficial owner of the number of options, restricted stock units, warrants and other rights to acquire, directly or indirectly, shares of

Company Common Stock and Company Preferred Stock set forth on the signature page hereto (collectively, the “Company Options and Other Rights”). The Company Options and Other Rights are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Company under the Merger Agreement or of the parties to this Agreement.

(c) If Stockholder is a corporation, limited partnership or limited liability company, Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(d) Stockholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Stockholder are necessary to authorize the execution and delivery by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Acquiror, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(e) The execution and delivery of this Agreement does not, and the performance by Stockholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provisions of the organizational documents of Stockholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Stockholder is a party or by which Stockholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Stockholder from performing his, her or its obligations under this Agreement.

(f) Stockholder acknowledges that it has received a copy of the Merger Agreement. Until the Expiration Time, Stockholder (in his, her or its capacity as such) shall not take directly or indirectly any action to approve or otherwise support any action by a Party that is prohibited by Section 4.5 of the Merger Agreement. In the event Stockholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Stockholder shall promptly inform the Acquiror as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Stockholder is a party or violating its fiduciary duties.

(g) Stockholder hereby agrees that, should it execute the Company Stockholder Written Consent, Stockholder shall not revoke or rescind the Company Stockholder Written Consent or any resolution contained therein and further agrees not to adopt any resolutions rescinding or revoking the Company Stockholder Written Consent or any resolution contained therein or otherwise precluding the approval of the Merger and adoption of the Merger Agreement, at any time prior to the Expiration Time. Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of the Company Stockholder Written Consent or this Agreement or the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions provided for in the Merger Agreement.

6. Termination of Existing Agreements. If and to the extent Stockholder is a party to any of the agreements specified in Exhibit B attached hereto, Stockholder hereby agrees to the termination of such agreements, such termination to be effective immediately prior to the Effective Time.

7. Dissenters’ Rights; Appraisal Rights. Stockholder agrees not to exercise any appraisal rights under Delaware law that Stockholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

8. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt, provided that the sender has received confirmation of receipt prior to 5:00 p.m. Pacific Time and, if sender has received confirmation of receipt after 5:00 p.m. Pacific Time, then notice shall be deemed given on the next Business Day), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Acquiror, to:

Poniard Pharmaceuticals, Inc.

750 Battery Street

Suite 330

San Francisco, California 94111

Attention: Ronald A. Martell

Facsimile No.: (650) 583-3789

Telephone No.: (650) 583-3774

with a copy (which shall not constitute notice) to:

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, Washington 98101

Attention: James Lisbakken, Esq.

Telephone No.: (206) 359-8000

Facsimile: (206) 359-9000

(ii)	if to Stockholder, to the address set forth for Stockholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Acquiror will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Stockholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Acquiror upon any such violation of this Agreement or the Proxy, Acquiror shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Acquiror at law or in equity and Stockholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Stockholder without the prior written consent of Acquiror, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares or New Shares are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of Stockholder and in the event of Stockholder’s death or incapacity, any obligation of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

(f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of King, State of Washington; (b) if any such action or suit is commenced in a state court, then, subject to applicable legal requirements, no party shall object to the removal of such action or suit to any federal court located in the Western District of Washington.

(i) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of Stockholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(j) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(k) Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(l) Additional Documents, Etc. Stockholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Stockholder hereunder, Stockholder hereby authorizes Company to deliver a copy of this Agreement to the Acquiror and hereby agrees that each of the Company and Acquiror may rely upon such delivery as conclusively evidencing the termination by Stockholder referred to in Section 6 for purposes of the agreements set forth in Exhibit B, if and to the extent Stockholder is a party to any of such agreements.

(m) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholder Agreement to be executed as of the date first above written.

PONIARD PHARMACEUTICALS, INC.:	STOCKHOLDER:

By:
(Print Name of Stockholder)

Name:
(Signature)

Title:
(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares and Company Options and Other Rights beneficially owned by Stockholder on the date hereof:

                     shares of Company Common Stock

                     shares of Company Series A Preferred Stock

                     shares of Company Series B-1 Preferred Stock

                     shares of Company Series B-2 Preferred Stock

                     shares of Company Common Stock subject to Company Options

                     shares of Company Common Stock subject to Company Warrants shares of Company Series A Preferred Stock subject to Company Warrants shares of Company Series B-2 Preferred Stock subject to Company Warrants

$                   in outstanding principal amount of Company Notes

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

STOCKHOLDER AGREEMENT

OF

ALLOZYNE, INC.

SPOUSAL CONSENT

I                         , spouse of                         , have read and approve the foregoing Stockholder Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of Washington or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date:

Signature of Spouse:

Printed Name of Spouse:

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

ALLOZYNE, INC.

The undersigned stockholder (“Stockholder”) of Allozyne, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Meenu Chhabra, the Chief Executive Officer of Allozyne, Inc., a Delaware corporation (the “Proxyholder”), or any other designee by mutual agreement of the Company and Poniard Pharmaceuticals, Inc., a Washington corporation (the “Acquiror”), as the sole and exclusive attorney and proxy of Stockholder, with full power of substitution and resubstitution, to vote all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by Stockholder, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), at any and every annual, special or adjourned meeting of the stockholders of the Company and in every written consent in lieu of such meeting, in favor of adoption and approval of the Merger and the Merger Agreement (each as defined below), and against any Acquisition Proposal (as defined in the Merger Agreement). Notwithstanding the foregoing, nothing in this Irrevocable Proxy shall apply to any matters contemplated by Section 2(b) of the Stockholder Agreement.

Upon Stockholder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by Stockholder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Stockholder agrees not to grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person (as defined in the Merger Agreement) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to that certain Stockholder Agreement dated as of even date herewith by and between the Acquiror and Stockholder (the “Stockholder Agreement”), and is granted in consideration of the Acquiror entering into that certain Agreement and Plan of Merger, dated as of June 22, 2011 (the “Merger Agreement”), by and among the Acquiror, FV Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror (the “Merger Sub”) and the Company, pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of the Acquiror. As used herein, the term “Expiration Time” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms and (iii) such date and time designated by mutual agreement of the Acquiror and the Company and delivered in a written notice to Stockholder.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of Stockholder and any obligation of Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Stockholder.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxyholder, the Acquiror and the Company. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:

(Print Name of Stockholder)

(Signature of Stockholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

shares of Company Common Stock

shares of Company Series A Preferred Stock

shares of Company Series B-1 Preferred Stock

shares of Company Series B-2 Preferred Stock

EXHIBIT B

AGREEMENTS TO BE TERMINATED

Amended and Restated Investor Rights Agreement, dated as of October 22, 2007, between the Company and certain Investors and Key Holders identified therein.

Amended and Restated Stockholders Agreement, dated as of October 22, 2007, between the Company and certain Stockholders identified therein.

EXHIBIT C

FORM OF ACQUIROR SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY

This SHAREHOLDER AGREEMENT AND IRREVOCABLE PROXY (this “Agreement”) is entered into as of June 22, 2011, by and between Allozyne, Inc., a Delaware corporation (the “Company”), and the undersigned shareholder (“Shareholder”) of Poniard Pharmaceuticals, Inc., a Washington corporation (the “Acquiror”).

RECITALS

A. WHEREAS, the execution and delivery of this Agreement by Shareholder is a material inducement to the willingness of Company to enter into that certain Agreement and Plan of Merger, dated as of June 22, 2011 (the “Merger Agreement”), by and among Acquiror, FV Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquiror (the “Merger Sub”), and the Company, pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly owned subsidiary of the Acquiror.

B. WHEREAS, Shareholder understands and acknowledges that the Company, the Merger Sub and the Acquiror are entitled to rely on (i) the truth and accuracy of Shareholder’s representations contained herein and (ii) Shareholder’s performance of the obligations set forth herein.

NOW, THEREFORE, in consideration of the promises and the covenants and agreements set forth in the Merger Agreement and in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Restrictions on Shares.

(a) Prior to the Expiration Time (as defined in Section 1(d)), Shareholder shall not, directly or indirectly:

(i) transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of, or encumber, the Shares (as defined in Section 4) or any New Shares (as defined in Section 1(d)), or make any offer or enter into any agreement or binding arrangement or commitment providing for any of the foregoing, at any time prior to the Expiration Time;

(ii) except pursuant to the terms of this Agreement, grant any proxies or powers of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust, or enter into a voting agreement or similar arrangement or commitment with respect to any of the Shares or make any public announcement that is in any manner inconsistent with Section 2; or

(iii) in its capacity as a Shareholder of the Acquiror, directly or indirectly, take any action that would make any representation or warranty contained herein untrue or incorrect or be reasonably expected to have the effect of impairing the ability of

Shareholder to perform its obligations under this Agreement or preventing or delaying the consummation of any of the transactions contemplated hereby or in the Acquiror Shareholder Approval (as defined in Section 1(d)).

(b) Following the Effective Time, Shareholder shall not, directly or indirectly transfer (except as may be specifically required by court order or by operation of law), grant an option with respect to, sell, exchange, pledge or otherwise dispose of or encumber any Shares (as defined in Section 4) or New Shares (as defined in Section 1(d)) or enter into any Hedging Transaction (as defined in Section 1(d)) relating to the Shares or New Shares (each of the foregoing referred to as a “Disposition”) until the date that is six (6) months after the Effective Time.

(c) Notwithstanding the restrictions set forth in clauses (a) and (b) of this Section 1:

(i) if Shareholder is an individual, Shareholder may transfer Shares or New Shares to any member of Shareholder’s immediate family, or to a trust for the benefit of Shareholder or any member of Shareholder’s immediate family for estate planning purposes; and, if Shareholder is a private equity or venture capital fund, Shareholder may distribute Shares or New Shares to its partners, members and equity holders or transfer Shares or New Shares to any affiliate of the Shareholder or any investment fund or other entity controlled or managed by Shareholder in a transaction not involving a disposition for value; provided, that, in any such case it shall be a condition to the transfer or distribution that the transferee or distributee execute an agreement stating that the transferee or distributee is receiving and holding the Shares or New Shares subject to the provisions of this Agreement;

(ii) in the event the U.S. Internal Revenue Service or other applicable tax authority challenges the treatment of the Merger as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, Shareholder shall be released from the transfer restrictions imposed on the Shares and New Shares pursuant to this Agreement to the extent reasonably necessary to cover the resulting, or anticipated as the resulting, tax liability to Shareholder by virtue of the Merger and the merger consideration received by Shareholder pursuant to the Merger Agreement not qualifying for such tax-free treatment;

(iii) Shareholder may sell Shares or New Shares solely to satisfy applicable tax withholding obligations in connection with exercise of Acquiror Options or settlement of Acquiror RSUs in Shares or New Shares; and

(iv) nothing contained herein will be deemed to restrict the ability of Shareholder to exercise any Acquiror Options or Acquiror Warrants or settle any Acquiror RSUs held by Shareholder.

(d) The following terms shall have the following meanings for purposes of this Agreement:

(i) “Acquiror Common Stock” means the Common Stock, $0.02 par value per share, of the Acquiror.

(ii) “Acquiror Options” means options to purchase shares of Acquiror Common Stock issued by the Acquiror under the Amended and Restated 2004 Incentive Compensation Plan or the Acquiror’s Restated 1994 Stock Option Plan, which was terminated on February 17, 2004.

(iii) “Acquiror RSUs” means restricted stock units issued by the Acquiror to be settled in shares of Acquiror Common Stock upon vesting.

(iv) “Acquiror Shareholder Approval” means the affirmative vote of the holders of a majority of the total votes cast by holders of shares of Acquiror Common Stock at a meeting at which a quorum is present to approve the issuance of Acquiror Common Stock in the Merger.

(v) “Acquiror Warrants” means warrants to purchase shares of Acquiror Common Stock issued by the Acquiror.

(vi) “Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral, from a Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (a) 15% or more of any class of the equity securities of such Party or (b) 15% or more of the assets of such Party, in each case pursuant to any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of (y) 15% or more of any class of equity securities of the Party or (z) 15% or more of the assets of the Party; provided, however, that none of the following shall be an “Acquisition Proposal” within the meaning of this Agreement: (i) any offer or proposal from a Third Party to purchase, license or otherwise acquire, directly or indirectly, any interest in or right to, the Collateral (as defined in the BCC Nonrecourse Loan Agreement); (ii) any transaction expressly and specifically contemplated by the BCC Nonrecourse Loan Agreement; and (iii) any Post-Signing Financing transaction; provided further that, for purposes of Sections 9.3(b) and (c), all such references to “15%” shall be deemed to be “50%”.

(vii) “BCC Nonrecourse Loan Agreement” means the Loan and Security Agreement between the Acquiror and Bay City Capital Fund IV, L.P., to be entered into in connection with the Closing.

(viii) “Business Day” means any day other than a day on which banks in the State of Washington are authorized or obligated to be closed.

(ix) “Closing” means the consummation of the Merger.

(x) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(xi) “Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company.

(xii) “Company Preferred Stock” means collectively the Series A Preferred Stock, $0.001 par value per share; Series B-1 Preferred Stock, $0.001 par value per share; and Series B-2 Preferred Stock, $0.001 par value per share, of the Company.

(xiii) “Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such person is a party or by which such person or any of its assets are bound or affected under applicable law.

(xiv) “Effective Time” means the time as of which the Merger becomes effective.

(xv) “Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

(xvi) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xvii) “Expiration Time” means the earliest of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms and (iii) such date and time designated by mutual agreement of the Acquiror and the Company and delivered in a written notice to Shareholder.

(xviii) “Governmental Authority” means any court or tribunal, governmental, quasi-governmental or regulatory body, administrative agency or bureau, commission or authority or other body exercising similar powers or authority.

(xix) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-Governmental Authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Stock Market).

(xx) “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Shares or New Shares.

(xxi) “New Shares” means any shares of Acquiror Common Stock or other securities of the Acquiror that Shareholder purchases or with respect to which Shareholder otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) after the date of this Agreement and prior to the Expiration Time, including by reason of any stock split, stock dividend, reclassification, recapitalization or other similar transaction or pursuant to the exercise of Acquiror Options, Acquiror RSUs or Acquiror Warrants to purchase Shares.

(xxii) “Note and Warrant Purchase Agreement” means the Amended and Restated Convertible Promissory Note and Warrant Purchase Agreement dated as of May 23, 2011 between the Company and the Purchasers listed on Schedule I thereto.

(xxiii) “Party” or “Parties” means the Company, the Merger Sub and the Acquiror.

(xxiv) “Person” means any individual, Entity or Governmental Body.

(xxv) “Post-Signing Financing” means any and all sales by the Company of Company Capital Stock, warrants to purchase Company Common Stock, or securities that by their terms or by the terms of this Agreement will convert into Company Capital Stock upon, or prior to, the Effective Time, in a single capital raising transaction or in a series of related capital raising transactions, in each case occurring after the date of this Agreement and before the Closing and in each case having a conversion price and warrant exercise price that is no less than, and warrant coverage no greater than, the securities issued pursuant to the Note and Warrant Purchase Agreement; provided that the sales of convertible promissory notes and warrants to purchase Company Common Stock by the Company in one or more closings beginning on May 24, 2011 pursuant to the Note and Warrant Purchase Agreement shall be a Post-Signing Financing.

(xxvi) “Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Acquiror, the Merger Sub, the Company or any affiliates thereof.

2. Agreement to Vote Shares.

(a) Prior to the Expiration Time, at every meeting of the shareholders of the Acquiror called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or resolution of the shareholders of the Acquiror with respect to any of the following matters, Shareholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 3), the Shares and any New Shares in favor of adoption and approval of the Merger and the Merger Agreement, and against any Acquisition Proposal.

(b) Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict Shareholder from (i) acting in Shareholder’s capacity as a director of the Acquiror, or (ii) voting in Shareholder’s sole discretion on any matter other than matters referred to in Section 2(a) hereof, it being understood that this Agreement shall apply to Shareholder solely in Shareholder’s capacity as a shareholder of the Acquiror.

3. Irrevocable Proxy. Concurrently with the execution and delivery of this Agreement, Shareholder shall deliver to the Company a duly executed proxy in the form attached hereto as Exhibit A (the “Proxy”), which proxy is coupled with an interest sufficient in law to support an irrevocable proxy, and, until the Expiration Time, shall be irrevocable to the fullest extent permitted by law, with respect to each and every meeting of shareholders of the Acquiror or action or approval by written resolution or consent of shareholders of the Acquiror with respect to the matters contemplated by Section 2 covering the total number of Shares and New Shares in respect of which Shareholder is entitled to vote at any such meeting or in connection with any such written consent. Upon the execution of this Agreement by Shareholder, (i) Shareholder hereby revokes any and all prior proxies (other than the Proxy) given by Shareholder with respect to the subject matter contemplated by the Proxy and the Company hereby consents to the revocation of any and all such prior proxies given by Shareholder to the Company with respect to such subject matter, and (ii) Shareholder shall not grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person to vote or give instructions with respect to the Shares and New Shares in any manner inconsistent with the terms of the Proxy, until after the Expiration Time.

4. Representations, Warranties and Covenants of Shareholder. Shareholder hereby represents, warrants and covenants to the Company as follows:

(a) Shareholder is the beneficial or record owner of, or exercises voting power over, that number of shares of Acquiror Common Stock set forth on the signature page hereto (all such shares owned beneficially or of record by Shareholder, or over which Shareholder exercises voting power, on the date hereof, collectively, the “Shares”). The Shares constitute Shareholder’s entire interest in the outstanding shares of Acquiror Common Stock and Shareholder is not the beneficial or record holder of, and does not exercise voting power over, any other outstanding shares of capital stock of the Acquiror. No person not a signatory to this Agreement has a beneficial interest in or a right to acquire or vote any of the Shares (other than, if Shareholder is a partnership or a limited liability company, the rights and interest of persons and entities that own partnership interests or units in Shareholder under the partnership agreement or operating agreement governing Shareholder and applicable partnership or limited liability company law, or if Shareholder is a married individual and resides in a state with community property laws, the community property interest of his or her spouse to the extent applicable under such community property laws). At the Expiration Time, the Shares will be free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of Shareholder under this Agreement or of the parties to this Agreement. Shareholder’s principal residence or place of business is set forth on the signature page hereto.

(b) Shareholder is the legal and beneficial owner of the number of options, restricted stock units, warrants and other rights to acquire, directly or indirectly, shares of Acquiror Common Stock set forth on the signature page hereto (collectively, the “Acquiror Options and Other Rights”). The Acquiror Options and Other Rights are and will be at all times up until the Expiration Time free and clear of any security interests, liens, claims, pledges, options, rights of first refusal, co-sale rights, agreements, limitations on Shareholder’s voting rights, charges and other encumbrances of any nature that would adversely affect the Merger or the exercise or fulfillment of the rights and obligations of the Acquiror under the Merger Agreement or of the parties to this Agreement.

(c) If Shareholder is a corporation, limited partnership or limited liability company, Shareholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(d) Shareholder has all requisite power, capacity and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly authorized by all necessary action, if any, on the part of Shareholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of Shareholder are necessary to authorize the execution and delivery by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

(e) The execution and delivery of this Agreement does not, and the performance by Shareholder of its agreements and obligations hereunder will not, conflict with, result in a breach or violation of or default under (with or without notice or lapse of time or both), or require notice to or the consent of any person under, any provisions of the organizational documents of Shareholder (if applicable), or any agreement, commitment, law, rule, regulation, judgment, order or decree to which Shareholder is a party or by which Shareholder is, or any of its assets are, bound, except for such conflicts, breaches, violations or defaults that would not, individually or in the aggregate, prevent or delay consummation of the Merger and the transactions contemplated by the Merger Agreement and this Agreement or otherwise prevent or delay Shareholder from performing his, her or its obligations under this Agreement.

(f) Shareholder acknowledges that it has received a copy of the Merger Agreement. Until the Expiration Time, Shareholder (in his, her or its capacity as such) shall not take directly or indirectly any action to approve or otherwise support any action by a Party that is prohibited by Section 4.5 of the Merger Agreement. In the event Shareholder shall receive or become aware of any Acquisition Proposal subsequent to the date hereof, Shareholder shall promptly inform the Company as to any such matter and the details thereof to the extent possible without breaching any other agreement to which Shareholder is a party or violating its fiduciary duties.

(g) Shareholder hereby agrees that, should it vote “for” the Acquiror Shareholder Approval, Shareholder shall not revoke or rescind the vote “for” the Acquiror Shareholder Approval or any resolution contained therein and further agrees not to adopt any resolutions rescinding or revoking the Acquiror Shareholder Approval or any resolution contained therein or otherwise precluding the approval of the Merger and adoption of the Merger Agreement, at any time prior to the Expiration Time. Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that challenges the validity of or seeks to enjoin the operation of any provision of the Acquiror Shareholder Approval or this Agreement or the execution and delivery of the Merger Agreement and the consummation of the Merger and the other transactions provided for in the Merger Agreement.

5. Termination of Existing Agreements.

If and to the extent Shareholder is a party to any of the agreements specified in Exhibit B attached hereto, Shareholder hereby agrees to the termination of such agreements, such termination to be effective immediately prior to the Effective Time.

6. Dissenters’ Rights; Appraisal Rights. Shareholder agrees not to exercise any dissenters’ rights under Washington law that Shareholder may have (whether under applicable law or otherwise) or could potentially have or acquire in connection with the Merger.

7. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given on (i) the date of delivery, if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or (ii) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via facsimile (with confirmation of receipt, provided that the sender has received confirmation of receipt prior to 5:00 p.m. Pacific Time and, if sender has received confirmation of receipt after 5:00 p.m. Pacific Time, then notice shall be deemed given on the next Business Day), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i)	if to Company, to:

Allozyne, Inc. 1600

Fairview Avenue East

Suite 300

Seattle, Washington 98102

Attention: Meenu Chhabra, Chief Executive Officer

Facsimile No.: (206) 518-5799

Telephone No.: (206) 518.5700

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

1191 Second Avenue

10th Floor

Seattle, Washington 98101

Attention: Stephen M. Graham, Esq.

Telephone No.: (206) 389-4510

Facsimile: (206) 389-4511

(ii)	if to Shareholder, to the address set forth for Shareholder on the signature page hereof.

(b) Interpretation. When a reference is made in this Agreement to sections or exhibits, such reference shall be to a section of or an exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first above written. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Company will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of Shareholder set forth herein or in the Proxy. Therefore, it is agreed that, in addition to any other remedies that may be available to Company upon any such violation of this Agreement or the Proxy, Company shall have the right to enforce such covenants and agreements and the Proxy by specific performance, injunctive relief or by any other means available to Company at law or in equity and Shareholder hereby waives any requirement for the security or posting of any bond in connection with such enforcement.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto; it being understood that all parties need not sign the same counterpart.

(e) Entire Agreement; Nonassignability; Parties in Interest; Death or Incapacity. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto (including, without limitation, the Proxy) (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) are not intended to confer, and shall not be construed as conferring, upon any person other than the parties hereto any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by Shareholder without the prior written consent of Company, and any such assignment or delegation that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns (including, without limitation, any person to whom any Shares or New Shares are sold, transferred or assigned). All authority conferred herein shall survive the death or incapacity of Shareholder and in the event of Shareholder’s death or incapacity, any obligation of Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.

(f) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(g) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy shall not preclude the exercise of any other remedy.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the County of King, State of Washington; (b) if any such action or suit is commenced in a state court, then, subject to applicable legal requirements, no party shall object to the removal of such action or suit to any federal court located in the Western District of Washington.

(i) Termination. This Agreement shall terminate and shall have no further force or effect from and after the Expiration Time, and thereafter there shall be no liability or obligation on the part of Shareholder, provided, that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

(j) Amendment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against which the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

(k) Rules of Construction. The parties hereto agree that they have been (or have had the opportunity to be) represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

(l) Additional Documents, Etc. Shareholder shall execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Company, to carry out the purpose and intent of this Agreement. Without limiting the generality or effect of the foregoing or any other obligation of Shareholder hereunder, Shareholder hereby authorizes Company to deliver a copy of this Agreement to the Acquiror and hereby agrees that each of the

Company and Acquiror may rely upon such delivery as conclusively evidencing the termination by Shareholder referred to in Section 5 for purposes of the agreements set forth in Exhibit B, if and to the extent Shareholder is a party to any of such agreements.

(m) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholder Agreement to be executed as of the date first above written.

ALLOZYNE, INC.	SHAREHOLDER:

By:_________________________________________________
(Print Name of Shareholder)

Name:______________________________________________
(Signature)

Title:_______________________________________________
(Print name and title if signing on behalf of an entity)

(Print Address)

(Print Address)

(Print Telephone Number)

Shares and Acquiror Options and Other Rights beneficially owned by Shareholder on the date hereof:

                                  shares of Acquiror Common Stock

                                  shares of Acquiror Common Stock subject to Acquiror Options shares of Acquiror Common Stock subject to Acquiror Warrants shares of Acquiror Common Stock subject to Acquiror RSUs

[SIGNATURE PAGE TO SHAREHOLDER AGREEMENT]

SHAREHOLDER AGREEMENT

OF

PONIARD PHARMACEUTICALS, INC.

SPOUSAL CONSENT

I                         , spouse of                             , have read and approve the foregoing Shareholder Agreement (the “Agreement”). In consideration of the terms and conditions as set forth in the Agreement, I hereby appoint my spouse as my attorney in fact with respect to the exercise of any rights and obligations under the Agreement, and agree to be bound by the provisions of the Agreement insofar as I may have any rights or obligations in the Agreement under the community property laws of the State of Washington or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreement.

Date:

Signature of Spouse:

Printed Name of Spouse:

EXHIBIT A

IRREVOCABLE PROXY

TO VOTE STOCK OF

PONIARD PHARMACEUTICALS, INC.

The undersigned Shareholder (“Shareholder”) of Poniard Pharmaceuticals, Inc., a Washington corporation (the “Acquiror”), hereby irrevocably (to the fullest extent permitted by applicable law) appoints Ronald A. Martell, the Chief Executive Officer of Poniard Pharmaceuticals, Inc, a Washington corporation (the “Proxyholder”), or any other designee by mutual agreement of the Acquiror and Allozyne, Inc., a Delaware corporation (the “Company”), as the sole and exclusive attorney and proxy of Shareholder, with full power of substitution and resubstitution, to vote all of the shares of capital stock of the Acquiror that now are or hereafter may be beneficially owned by Shareholder, and any and all other shares or securities of the Acquiror issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”), at any and every annual, special or adjourned meeting of the shareholders of the Acquiror and in every written consent in lieu of such meeting, in favor of adoption and approval of the Merger and the Merger Agreement (each as defined below), and against any Acquisition Proposal (as defined in the Merger Agreement). Notwithstanding the foregoing, nothing in this Irrevocable Proxy shall apply to any matters contemplated by Section 2(b) of the Shareholder Agreement.

Upon Shareholder’s execution of this Irrevocable Proxy, any and all prior proxies (other than this Irrevocable Proxy) given by Shareholder with respect to the subject matter contemplated by this Irrevocable Proxy are hereby revoked with respect to such subject matter and Shareholder agrees not to grant any subsequent proxies with respect to such subject matter, or enter into any agreement or understanding with any Person (as defined in the Merger Agreement) to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Irrevocable Proxy until after the Expiration Time (as defined below).

Until the Expiration Time, this Irrevocable Proxy is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to that certain Shareholder Agreement dated as of even date herewith by and between the Company and Shareholder (the “Shareholder Agreement”), and is granted in consideration of the Company entering into that certain Agreement and Plan of Merger, dated as of June 22, 2011 (the “Merger Agreement”), by and among the Acquiror, FV Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Acquiror (the “Merger Sub”) and the Company, pursuant to which the Merger Sub will merge with and into the Company (the “Merger”), and the Company will survive the Merger and become a wholly-owned subsidiary of the Acquiror. As used herein, the term “Expiration Time” shall mean the earlier of (i) the Effective Time, (ii) the date and time of the valid termination of the Merger Agreement in accordance with its terms and (iii) such date and time designated by mutual agreement of the Acquiror and the Company and delivered in a written notice to Shareholder.

The attorneys and proxies named above may not exercise this Irrevocable Proxy on any other matter except as provided above. Shareholder may vote the Shares on all other matters.

All authority herein conferred shall survive the death or incapacity of Shareholder and any obligation of Shareholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Shareholder.

[Signature Page Follows]

This Irrevocable Proxy is coupled with an interest as aforesaid and is irrevocable. This Irrevocable Proxy may not be amended or otherwise modified without the prior written consent of the Proxyholder, the Acquiror and the Company. This Irrevocable Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated:

(Print Name of Shareholder)

(Signature of Shareholder)

(Print name and title if signing on behalf of an entity)

Shares beneficially owned on the date hereof:

shares of Acquiror Common Stock

EXHIBIT B

AGREEMENTS TO BE TERMINATED

Securities Purchase Agreement dated as of February 1, 2006, between NeoRx Corporation, and MPM BioVentures III, LP, MPM BioVentures, III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III Parallel Fund, LP, MPM Asset Management Investors 2005 BVIII LLC, MPM BioEquities Master Fund, LP, Bay City Capital IV Co-Investment Fund, LP, Bay City Capital Fund IV, L.P. and the other Purchasers listed on Exhibit A thereto.

SCHEDULE I

Alexandria Equities, LLC

ARCH V Entrepreneurs Fund V, L.P.

ARCH Venture Fund V, L.P.

ARCH Venture Fund VI, L.P.

Meenu Chhabra

MPM AssetManagement Investors 2003 BVIII LLC

MPM BioVentures III L.P.

MPM BioVentures III GmbH & Co. Beteiligungs KG

MPM BioVentures III Parallel Fund, L.P.

MPM BioVentures III - QP, L.P.

OVP Venture Partners VI, L.P.

OVP Venture Partners VII, L.P.

OVP VI Entrepreneurs Fund, L.P.

David Tirrell

I-1

SCHEDULE II

Robert S. Basso

Bay City Capital Fund IV, L.P.

Bay City Capital Fund IV Co-Investment, L.P.

Fred Craves

E. Rolland Dickson

Carl Goldfischer

Michael K. Jackson

Cheni Kwok

Robert Littauer

Gary Lyons

Ronald A. Martell

Gerald McMahon

MPM Asset Management Investors 2005 BVIII LLC

MPM BioVentures III L.P.

MPM BioVentures III GmbH & Co. Beteiligungs KG

MPM BioVentures III Parallel Fund, L.P.

MPM BioVentures III QP, L.P.

Michael S. Perry

Nicholas J. Simon

David R. Stevens

Anna L. Wight

II-1